Exhibit 2.1
Certain information in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.
Technology Transfer Agreement
By and Among
Maxygen, Inc.
Maxygen Holdings Ltd.
Maxygen ApS
and
Bayer HealthCare LLC
Dated July 1, 2008

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS AND CONSTRUCTION	1

1.1 AAA	1

1.2 Acquired Assets	1

1.3 Acquired Books and Records	1

1.4 Acquired Intellectual Property	1

1.5 Affiliate	2

1.6 Agreement	2

1.7 Alternative Compound	2

1.8 Alternative Compound Fee	2

1.9 Applicable Law	2

1.10 Assigned Third Party Agreements	2

1.11 Assignment and Assumption Agreements	2

1.12 Assumed Liabilities	2

1.13 Backup Compound Fee	2

1.14 Backup Compounds	2

1.15 Bayer Facility	2

1.16 Bayer Confidential Information	3

1.17 Bayer Indemnified Parties	3

1.18 Bayer’s Licensed-Back Confidential Information	3

1.19 Bayer’s Licensed Confidential Information	3

1.20 Bayer Material Adverse Effect	3

1.21 Bayer’s Other Confidential Information	3

1.22 Bill of Sale	3

1.23 Books and Records	3

1.24 Business Day	3

1.25 Challenge	3

1.26 Clinical Trials	3

1.27 Closing	3

1.28 Closing Date	4

1.29 Commencement	4

1.30 Compound	4

1.31 Compound Fee	4

1.32 Confidential Information	4

1.33 CTA	5

1.34 Disclosure Schedules	5

1.35 Dispute	5

1.36 Dollars or $	5

1.37 DMC	5

1.38 Emails	5

1.39 EMEA	5

1.40 EPO	5

1.41 Europe	5

1.42 European Union	5

1.43 Excluded Activities	5

1.44 Excluded Books and Records	6

1.45 Exclusivity Field	6

1.46 Exclusivity Period	6

1.47 Execution Date	6

1.48 Factor VII Compound	6

1.49 FDA	6

1.50 Field	6

1.51 FTE	6

1.52 GLP	6

1.53 GMP or Good Manufacturing Practices	6

1.54 Governmental Approval	6

1.55 Governmental Authority	6

1.56 IND	7

1.57 Indemnified Party	7

1.58 Indemnifying Party	7

1.59 Initial Enrollment Period	7

1.60 Intellectual Property	7

1.61 Intellectual Property Cross License	7

1.62 Inventory	7

1.63 Know-How	7

-ii-

1.64 Knowledge	8

1.65 Laboratory Notebooks	8

1.66 Lead Compound	8

1.67 Lead Compound Fee	8

1.68 License Agreement	8

1.69 Lien	8

1.70 Loss	9

1.71 Maxygen’s Confidential Information	9

1.72 Maxygen Indemnified Parties	9

1.73 Maxygen’s Licensed Confidential Information	9

1.74 Maxygen Material Adverse Effect	9

1.75 Maxygen’s Other Confidential Information	9

1.76 Maxygen’s Principal Business Location	9

1.77 Maxygen’s Retained Confidential Information	9

1.78 Milestone Event	9

1.79 Milestone Expiration Date	9

1.80 Mixed-Use Notebooks	10

1.81 Modification	10

1.82 Non-Assignable Assets	10

1.83 Ordinary Course of Business	10

1.84 Other Confidential Information	10

1.85 Outside Delivery Date	10

1.86 Party or Parties	10

1.87 Patent Rights	10

1.88 Person	10

1.89 Phase I	10

1.90 Phase II	10

1.91 Post-Payment Estimate Statement	11

1.92 Post-Payment Statement	11

1.93 Pre-Payment Statement	11

1.94 Purchase Price	11

1.95 Qualified Corporate Transaction	11

1.96 Qualified Counterparty	11

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1.97 Qualified Bayer Assignment	11

1.98 Qualified Maxygen Assignment	11

1.99 Regulatory Agency	11

1.100 Regulatory Filing	12

1.101 Regulatory Information	12

1.102 Reimbursable Post-Payment	12

1.103 Reimbursable Pre-Payment	12

1.104 Restricted Books and Records	12

1.105 Retained Assets	12

1.106 Retained Books and Records	12

1.107 Retained Intellectual Property	12

1.108 Retained Liabilities	13

1.109 Scheduled Inventory	13

1.110 Site Preparation Period	13

1.111 Solvent	13

1.112 Subject Completion Period	13

1.113 Sublicensed Third Party Agreements	13

1.114 System	13

1.115 Taxes	13

1.116 Termination	14

1.117 Third Party	14

1.118 Third Party Agreements	14

1.119 Transition Plan	14

1.120 Transition Services	14

1.121 Transition Services Period	14

1.122 Transition Services Statement	14

1.123 Valid Claim	14

1.124 Construction of Certain Terms	14

ARTICLE 2 CLOSING	15

2.1 Acquired Assets	15

2.2 Retained Assets	16

2.3 Assumed Liabilities	17

2.4 Retained Liabilities	17

-iv-

2.5 Reimbursement of Certain Payments	17

2.6 Consideration to Maxygen and Holdings	18

2.7 No Other Fees	25

2.8 Expenses	25

2.9 Closing	25

ARTICLE 3 PROTECTION OF ACQUIRED ASSETS	26

3.1 Exclusivity	26

3.2 Reformation	26

3.3 Remedy for Breach	26

ARTICLE 4 REPRESENTATIONS AND WARRANTIES; COVENANTS	26

4.1 Maxygen and Holdings Representations and Warranties	26

4.2 Bayer Representations and Warranties	33

4.3 Disclaimer of Warranties	35

4.4 Covenants	35

ARTICLE 5 INDEMNIFICATION; SURVIVAL	40

5.1 Bayer Indemnity	40

5.2 Maxygen Indemnity	41

5.3 Indemnity Procedure	41

5.4 General Limitation	42

5.5 Survival of Representations and Warranties	42

5.6 Effect of Due Diligence	42

ARTICLE 6 INTELLECTUAL PROPERTY	42

6.1 Acquired Intellectual Property	42

6.2 Assigned Third Party Agreements	42

6.3 Cooperation	43

ARTICLE 7 TRANSITION SERVICES	43

7.1 Maxygen and Holdings Responsibilities	43

7.2 Bayer Responsibilities	44

7.3 Invoices	45

7.4 Independent Contractor Status	45

ARTICLE 8 INFRINGEMENT	45

8.1 Control in Acquired Assets except the Third Party Agreements	45

8.2 Control in Assigned Third Party Agreements	45

-v-

ARTICLE 9 CLOSING DELIVERABLES	46

9.1 Maxygen and Holdings Closing Deliverables	46

9.2 Bayer Closing Deliverables	46

ARTICLE 10 [RESERVED]	46

ARTICLE 11 GOVERNMENTAL COMPLIANCE	46

11.1 Compliance with Applicable Law	46

11.2 Responsibility for Compliance	46

11.3 Costs	47

11.4 Regulatory Filings	47

11.5 Prohibited Communications	47

ARTICLE 12 DISPUTE RESOLUTION	47

12.1 Dispute Resolution	47

12.2 Arbitration	48

ARTICLE 13 PUBLICITY	48

13.1 Publicity	48

ARTICLE 14 MISCELLANEOUS	48

14.1 Third Party Beneficiaries	48

14.2 Assignment	49

14.3 Binding Agreement	51

14.4 Choice of Law	51

14.5 Venue	51

14.6 Severability	52

14.7 Entire Agreement	52

14.8 No Waiver	52

14.9 Amendments	52

14.10 Notice	52

14.11 Counterparts	53

14.12 Headings	53

14.13 Informed Review	53

-vi-

TECHNOLOGY TRANSFER AGREEMENT
     This Technology Transfer Agreement (this “Agreement”) is made and entered into on this 1st day of July 2008 (the “Execution Date”), by and between Maxygen, Inc. (“Maxygen”), a Delaware corporation, Maxygen Holdings Ltd. (“Holdings”), a wholly owned subsidiary of Maxygen and a company organized under the laws of the Cayman Islands, Maxygen ApS, a wholly owned subsidiary of Holdings and a company organized under the laws of the Kingdom of Denmark (“ApS”), and Bayer HealthCare LLC (“Bayer”), a Delaware limited liability company.
W I T N E S S E T H :
     Whereas, Maxygen and Holdings are the owners of all right, title and interest in the Acquired Assets and the Intellectual Property licensed under the License Agreement;
     Whereas, Maxygen and Holdings desire to assign and license to Bayer, and Bayer desires to obtain, all right, title and interest in the Acquired Assets and a license to certain Intellectual Property;
     Now, therefore, in consideration of the mutual promises and obligations hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto stipulate and agree as follows:
ARTICLE 1
DEFINITIONS AND CONSTRUCTION
     As used in this Agreement, the following capitalized terms shall have the following meanings:
     1.1 “AAA” shall have the meaning set forth in Section 12.2.
     1.2 “Acquired Assets” shall have the meaning set forth in Section 2.1.
     1.3 “Acquired Books and Records” shall mean Books and Records (i) that are primarily useful for, or held for use primarily for, the research, development, manufacture or commercialization of Compounds or (ii) that are expressly identified as Acquired Books and Records in Section 4.4(d). Acquired Books and Records do not include any Books and Records that otherwise expressly meet the definition of Restricted Books and Records or Excluded Books and Records, unless such Books and Records are expressly identified as Acquired Books and Records.
     1.4 “Acquired Intellectual Property” means the Intellectual Property, including the Patent Rights, Know-How, Compounds and Assigned Third Party Agreements that is (i) owned by Maxygen, Holdings and/or their Affiliates or to which Maxygen, Holdings and/or their Affiliates otherwise have rights through the Assigned Third Party Agreements, and (ii) primarily useful for, or held for use primarily for, the research, development, manufacture or commercialization of Compounds. Acquired Intellectual Property does not include the Sublicensed Third Party Agreements or rights or licenses thereunder.

     1.5 “Affiliate” shall mean, with respect to any Person, any other Person (other than individuals in their individual capacities) that, directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or general partnership or managing member interests, by contract or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to control any other Person in which it owns, directly or indirectly, a majority of the ownership interests. In no event, however, shall GlaxoSmithKline plc, Conus Partners, Inc. or Codexis, Inc., or any of their respective affiliates, or any of their successors or assigns, be deemed as a result of their current equity ownership in Maxygen or Maxygen’s current equity ownership in them, as the case may be, a direct or indirect Affiliate of Maxygen or Holdings.
     1.6 “Agreement” shall have the meaning set forth in the first paragraph hereof.
     1.7 “Alternative Compound” shall have the meaning set forth in Section 2.6(d)(1)(iii).
     1.8 “Alternative Compound Fee” shall have the meaning set forth in Section 2.6(d)(2).
     1.9 “Applicable Law” shall mean any statute, law, regulation, ordinance, rule, judgment, court order, decree, permit, approval, concession, grant, franchise, license, agreement (other than commercial agreements) or requirement of any Governmental Authority having jurisdiction over the matter or matters in question.
     1.10 “Assigned Third Party Agreements” shall mean those Third Party Agreements that are listed on Schedule 1.10 as of the Execution Date.
     1.11 “Assignment and Assumption Agreements” shall mean the Assignment and Assumption Agreements for the Acquired Assets substantially in the form attached hereto as Exhibit 1.11.
     1.12 “Assumed Liabilities” shall have the meaning set forth in Section 2.3.
     1.13 “Backup Compound Fee” shall have the meaning set forth in Section 2.6(c).
     1.14 “Backup Compounds” shall mean the Compounds identified in Schedule 1.14 as [****] or [****], as applicable, and any other Compounds having the [****] as [****] or [****], respectively; provided further, Backup Compounds shall not include any Compound which has a [****] from [****] or [****], respectively.
     1.15 “Bayer Facility” shall mean Bayer’s or its Affiliates’ facilities located in Berkeley, California or Richmond, California.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

     1.16 “Bayer’s Confidential Information” shall have the meaning set forth in Section 1.32.
     1.17 “Bayer Indemnified Parties” shall have the meaning set forth in Section 5.2.
     1.18 “Bayer’s Licensed-Back Confidential Information” shall have the meaning set forth in Section 1.32.
     1.19 “Bayer’s Licensed Confidential Information” shall have the meaning set forth in Section 1.32.
     1.20 “Bayer Material Adverse Effect” means any material adverse change, event or circumstance with respect to, or any material adverse effect on, the ability of Bayer to consummate the transactions contemplated by this Agreement on a timely basis.
     1.21 “Bayer’s Other Confidential Information” shall have the meaning set forth in Section 1.32.
     1.22 “Bills of Sale” shall mean the Bills of Sale for the Acquired Assets substantially in the form attached hereto as Exhibit 1.22.
     1.23 “Books and Records” shall mean all records and portions thereof of Maxygen, Holdings and/or their Affiliates in written or electronic form, including (i) all business records, files, specifications, drawings and correspondence; (ii) engineering, manufacturing, maintenance, operating and production records; (iii) laboratory or research notebooks and log books; (iv) marketing or other studies; (v) adverse event and clinical trial reports; (vi) research and development records; (vii) periodic internal management and technical reports; (viii) regulatory compliance reports; (ix) communications and filings with Governmental Authorities; (x) all Emails; and (xi) all other books and records.
     1.24 “Business Day” means a day that is not a Saturday, a Sunday or a statutory or civic holiday in the United States or the State of California or any other day on which banking institutions are not required to be open in the United States or the State of California.
     1.25 “Challenge” shall mean that a Governmental Authority or a Third Party has requested in writing, or filed an action before, any Governmental Authority having jurisdiction to determine validity, enforceability or patentability of Patent Rights to hold a Valid Claim invalid, unenforceable, or unpatentable.
     1.26 “Clinical Trials” shall mean the clinical trials conducted pursuant to the following [****] in the United Kingdom, [****].
     1.27 “Closing” shall mean the closing of the transactions contemplated by this Agreement.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

     1.28 “Closing Date” shall have the meaning set forth in Section 2.9.
     1.29 “Commencement” shall mean, with respect to any Phase II study, the earlier of (i) the date upon which a protocol for such Phase II study is approved by, or notice of permission to proceed is received from, the FDA or the EMEA (or the applicable Regulatory Agency for a country within the European Union) or (ii) if formal approval by, or the permission of, the FDA or EMEA (or the applicable Regulatory Agency for a country within the European Union) with respect to such protocol is not required before performing the Phase II study, the first date following submission of such a protocol on which the sponsor is permitted to proceed with such Phase II study in the United States or in any country within the European Union without such formal approval or permission from the FDA or EMEA (or the applicable Regulatory Agency for a country within the European Union).
     1.30 “Compound” shall mean any and all chemical or biological molecules, whether naturally or synthetically created, (including small molecules, nucleic acids, polypeptides, proteins, antibodies and carbohydrates) and any analogs, derivatives, conjugations, modifications, variants, progeny, including any pharmaceutically acceptable salt, hydrate, solvate or mixture thereof, in each case that are, or which comprise, Factor VII, Factor VIII and/or Factor IX (and/or any variant of Factor VII, Factor VIII or Factor IX). A reference to a Factor in this Agreement, e.g., Factor VII shall include the factor and any active form of the factor, e.g., Factor VIIa.
     1.31 “Compound Fee” shall mean individually the Lead Compound Fee, Alternative Compound Fee, or Backup Compound Fee.
     1.32 “Confidential Information” shall mean any information, technical data, or Know-How of one Party that is disclosed to another Party (including, but not limited to, that which relates to research, product or service plans, business practices, agreement terms, products, services, employees, suppliers, customers, technology or other strategic partners, investors, stockholders or members, markets, software, developments, inventions, processes, designs, drawings, engineering, hardware configuration information, marketing, finances, notes, analyses or studies) and all tangible and intangible embodiments thereof of any kind whatsoever, whether conveyed in writing or orally by or on its behalf, that should reasonably be understood by the receiving Party, because of markings, legends, the circumstances of disclosure or the nature of the information itself, is confidential or proprietary. Notwithstanding that Maxygen disclosed Confidential Information included within the Acquired Assets to Bayer before the Closing Date, from and after the Closing Date all (a) Confidential Information included within Licensed-Back Acquired IP as defined in the Intellectual Property Cross License (“Bayer’s Licensed-Back Confidential Information”), (b) Confidential Information as defined in the License Agreement within Bayer Other Improvements as defined in the License Agreement (“Bayer’s Licensed Confidential Information”) and (c) Confidential Information within the Acquired Intellectual Property other than the Licensed-Back Acquired IP (“Bayer’s Other Confidential Information”; collectively with Bayer’s Licensed-Back Confidential Information and Bayer’s Licensed Confidential Information, “Bayer’s Confidential Information”) shall be considered the Confidential Information of Bayer, and all (a) Confidential Information included within the Retained Intellectual Property (“Maxygen’s Retained Confidential Information”), (b) Confidential Information as defined in the License Agreement within Licensed Technology and

Maxygen Other Improvements as defined in the License Agreement (“Maxygen’s Licensed Confidential Information”) and (c) Confidential Information within Intellectual Property of Maxygen, Holdings and their Affiliates other than Retained Intellectual Property, Licensed Technology and Maxygen Other Improvements as defined in the License Agreement, or Acquired Intellectual Property (“Maxygen’s Other Confidential Information;” collectively with Maxygen’s Retained Confidential Information and Maxygen’s Licensed Confidential Information, “Maxygen’s Confidential Information”) shall be considered the Confidential Information of Maxygen, Holdings and/or their Affiliates. Confidential Information excludes any information that: (i) at the time of disclosure, is, or, after disclosure, becomes generally known or available to the public other than as a consequence of receiving Party’s breach of this Agreement; (ii) was known or otherwise available to receiving Party prior to the disclosure by disclosing Party; (iii) was disclosed by a Third Party to receiving Party after the disclosure by disclosing Party if such Third Party’s disclosure neither violates any obligation of the Third Party to disclosing Party nor is a consequence of receiving Party’s breach of this Agreement; (iv) was independently developed by the receiving Party without use of or reference to the disclosing Party’s Confidential Information; or (v) the disclosing Party authorizes, in writing, for release without obligation of confidentiality.
     1.33 “CTA” shall mean a Clinical Trial Application as defined in the EMEA’s rules and regulations, including all subsequent filings in support of the initial filing(s).
     1.34 “Disclosure Schedules” shall have the meaning set forth in Section 4.1.
     1.35 “Dispute” shall have the meaning set forth in Section 12.1.
     1.36 “Dollars” or “$” shall mean U.S. dollars.
     1.37 “DMC” shall mean a Data Monitoring Committee established pursuant to ICH Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance. For the avoidance of doubt, any member appointed by Maxygen or Holdings or any of their Affiliates prior to the Closing Date will be deemed to be appointed in accordance with such ICH Guidance.
     1.38 “Emails” shall mean electronic mail messages.
     1.39 “EMEA” means the European Medicines Agency and any successor Regulatory Agency.
     1.40 “EPO” means the European Patent Office.
     1.41 “Europe” shall mean collectively the countries of France, Italy, Germany, Spain and the United Kingdom.
     1.42 “European Union” shall mean the organization consisting of Belgium, France, Italy, Luxembourg, Netherlands, Germany, Denmark, Greece, Ireland, United Kingdom, Spain, Portugal, Austria, Finland, Sweden, Cyprus, Czech Republic, Estonia, Hungary, Latvia, Lithuania, Malta, Poland, Slovakia, Slovenia, Bulgaria and Romania.
     1.43 “Excluded Activities” shall have the meaning set forth in Section 3.1.

     1.44 “Excluded Books and Records” shall mean Books and Records (i) unrelated to Compounds, (ii) that are transaction documents prepared in connection with or related to the negotiation of the transactions contemplated by this Agreement or similar negotiations with any Third Party, (iii) that are Tax returns, Tax records, accounting records or financial records, (iv) that are minutes of proceedings of stockholders or boards of directors or (v) are expressly identified as Excluded Books and Records in Section 4.4(d) hereof.
     1.45 “Exclusivity Field” shall mean all uses in the Field of any of the coagulation factors, that are, or which comprise, Factor VII, Factor VIII and/or Factor IX (and/or any variant of Factor VII, Factor VIII or Factor IX).
     1.46 “Exclusivity Period” shall have the meaning set forth in Section 3.1.
     1.47 “Execution Date” shall mean the date set forth in the first paragraph of this Agreement.
     1.48 “Factor VII Compound” shall have the meaning set forth in Section 2.6(e).
     1.49 “FDA” shall mean the U.S. Food and Drug Administration and any successor Regulatory Agency.
     1.50 “Field” shall have the meaning set forth in Schedule 1.50.
     1.51 “FTE” shall mean a full-time equivalent person year, based upon a total of [****] ([****]) hours per year of work, on or directly related to performing activities under the Transition Plan.
     1.52 “GLP” shall mean good laboratory practices, as set forth in 21 C.F.R. Part 58 and comparable regulations and standards of any Governmental Authority.
     1.53 “GMP” or “Good Manufacturing Practices” shall mean current good manufacturing practices, as set forth in 21 C.F.R. Parts 210, 211 and 606 and comparable regulations and standards of any Governmental Authority.
     1.54 “Governmental Approval” shall mean any permit, license, franchise, approval, consent, waiver, certification, qualification, registration or other authorization issued, granted, given or otherwise made available or the expiration or termination of any applicable waiting period by or under the authority of any Governmental Authority or pursuant to any Applicable Law.
     1.55 “Governmental Authority” shall mean any government or any agency, bureau, board, commission, court, department, political subdivision, tribunal, or other instrumentality of any government (including any regulatory or administrative agency), whether federal, state or local, domestic or foreign.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

     1.56 “IND” shall mean an Investigational New Drug application, as defined in the U.S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder, including all subsequent filings, if any, in support of initial IND filing(s), and any corresponding foreign applications, registrations or certificates, in each case related to clinical development of a Compound.
     1.57 “Indemnified Party” shall have the meaning set forth in Section 5.3.
     1.58 “Indemnifying Party” shall have the meaning set forth in Section 5.3.
     1.59 “Initial Enrollment Period” shall have the meaning set forth in Section 2.6(f).
     1.60 “Intellectual Property” means patents (including utility, design, plant, utility model, reissues, re-examination, and patents of addition), patent applications (filed, unfiled or being prepared), records of invention, invention disclosures, trademarks (registered or unregistered), trademark applications (filed, unfiled or being prepared), trade names, copyrights (registered or unregistered), copyright applications (filed, unfiled or being prepared), mask works, service marks (registered or unregistered), service mark applications (filed, unfiled or being prepared), and database rights (registered or unregistered), all together with any extension, modification or renewal of any of the foregoing registrations and applications and together with all goodwill associated with the foregoing; trade secrets, shop and royalty rights, technology, inventions, Know-How, discoveries, processes, confidential and proprietary information, including any being developed (including but not limited to designs, manufacturing data, design data, test data, operational data, and formulae), whether or not recorded in tangible form through drawings, software, reports, manuals or other tangible expressions, whether or not subject to statutory registration, anywhere; and all rights to any of the foregoing.
     1.61 “Intellectual Property Cross License” shall mean that certain Intellectual Property Cross License Agreement, substantially in the form attached hereto as Exhibit 1.61.
     1.62 “Inventory” shall mean any and all master cell banks for GMP production of Compounds, bulk Compounds produced in accordance with GMP and GMP final drug product containing Compounds (including work-in-process, fill-to-pack, packed/not released products, finished goods, packaging, goods in transit, goods off premises (including materials subject to process and goods held in storage), all materials related to such GMP bulk Compounds and/or GMP final drug product containing Compounds), non-GMP biological and other materials primarily relating to Compounds, including Compounds, products containing Compounds, genetic materials encoding Compounds, cell lines expressing Compounds (and genetic elements and genetic materials incorporated therein), plasmids, test materials and raw materials, in each case that exist and are the property of Maxygen, Holdings or their Affiliates, including the Scheduled Inventory. Inventory does not include the materials listed on Schedule 1.62.
     1.63 “Know-How” shall include data, invention disclosures, information, and other know-how that exists and is owned by Maxygen, Holdings or their Affiliates or licensed to Maxygen, Holdings or their Affiliates, including any Regulatory Information, data, know-how, instrumentation, services, methodologies, processes, assays, formulae, and sources, devices, systems, notes, records, protocols, standards, patterns, compilations, programs, preparations, methods, techniques, usage information, procedures, regulatory information, biological, chemical, biochemical, toxicological, pharmacological, metabolic, formulation, manufacturing, clinical, analytical and stability information and data, diagnostic information, prophylactic information, treatment and/or palliation of human diseases, manufacturing information, proprietary and secret ideas, technical information, trade secrets, commercial information, techniques, or other information, whether in written or verbal form.
     1.64 “Knowledge” shall mean, with respect to an entity, the knowledge of the executive officers of the entity and, in the case of Maxygen and Holdings, those individuals occupying the positions listed on Schedule 1.64.
     1.65 “Laboratory Notebooks” shall have the meaning set forth in Section 4.4(d)(ii).
     1.66 “Lead Compound” shall mean the Compound identified in Schedule 1.66 as [****] and any other Compounds having the [****] as [****] as it existed on the Closing Date; provided further, Lead Compound shall not include any Compound which has a [****] from [****].
     1.67 “Lead Compound Fee” shall have the meaning set forth in Section 2.6(b).
     1.68 “License Agreement” shall mean that certain License Agreement between Maxygen and Bayer dated as of the Closing Date.
     1.69 “Lien” shall mean, with respect to any property or other asset of any Person (or any revenues, income or profits of that Person therefrom) (in each case whether the same is consensual or nonconsensual or arises by contract, operation of law, legal process or otherwise), (i) any mortgage, lien, security interest, pledge, assignment, hypothecation, title retention, preferential right, counterclaim, attachment, seizure, embargo, levy or other charge or encumbrance of any kind thereupon or in respect thereof or (ii) any other arrangement under which the same is transferred, sequestered or otherwise identified with the intention of subjecting the same to, or making the same available for, the payment or performance of any liability in priority to the payment of the ordinary, unsecured creditors of that Person, in each case other than (A) any liens securing the payment of taxes and filing fees not yet due and payable, (B) pledges or deposits under workmen’s compensation, unemployment insurance, social security and other similar laws, (C) liens imposed by law, such as mechanics’, materialmen’s, landlords’, warehousemen’s, carriers’ and other similar liens, securing obligations in the Ordinary Course of Business, (D) applicable payment and other obligations set forth in the Assigned Third Party Agreements required to be performed by Bayer after Closing and (E) liens that, in the aggregate, do not and would not impair in any material respect the value or the continued use and operation of the assets to which they relate. For purposes of this Agreement, a Person will be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease, synthetic lease or other title retention agreement relating to that asset.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

     1.70 “Loss” shall mean any loss, cost, liability or expense, Tax, settlement, damage of any kind, judgment, obligation, charge, fee, fine, penalty, interest, court cost and/or administrative and reasonable attorneys’ fees, reasonable expert fees, reasonable consulting fees, and reasonable disbursements (at all levels, including appellate), but excluding all indirect corporate and administrative overhead costs. Losses shall be net of: (x) any Tax benefit actually recognized by the Indemnified Parties or their Affiliates as a result of the indemnified Loss and (y) any insurance proceeds actually received by the Indemnified Parties or their Affiliates in respect of the indemnified Loss.
     1.71 “Maxygen’s Confidential Information” shall have the meaning set forth in Section 1.32.
     1.72 “Maxygen Indemnified Parties” shall have the meaning set forth in Section 5.1.
     1.73 “Maxygen’s Licensed Confidential Information” shall have the meaning set forth in Section 1.32.
     1.74 “Maxygen Material Adverse Effect” means any change, effect or circumstance that had, or would have, a material adverse effect on (1) the Acquired Assets or the Assumed Liabilities or (2) the ability of Maxygen or Holdings to consummate the transactions set forth herein on a timely basis, provided that in no event shall any of the following be taken into account in determining whether there has been or will be a Maxygen Material Adverse Effect: (i) any change, effect or circumstance that is the result of factors similarly affecting the economy as a whole or the industry or specific markets in which Maxygen or Holdings competes, provided that any such change, effect or circumstance does not disproportionately affect Maxygen or Holdings, (ii) any change, effect or circumstance that is the result of an outbreak or escalation of hostilities involving the United States or any member state of the European Union, the declaration by the United States or any member state of the European Union of a national emergency or war, or the occurrence of any acts of terrorism, (iii) any change, effect or circumstance that is the result of any change in Applicable Law or (iv) any change, effect or circumstance arising out of or resulting from actions contemplated by the Parties in connection with this Agreement or that is attributable to the announcement or performance of this Agreement or the transactions contemplated by this Agreement (including a loss of customers or employees).
     1.75 “Maxygen’s Other Confidential Information” shall have the meaning set forth in Section 1.32.
     1.76 “Maxygen’s Principal Business Location” shall mean 515 Galveston Drive, Redwood City, California 94063.
     1.77 “Maxygen’s Retained Confidential Information” shall have the meaning set forth in Section 1.32.
     1.78 “Milestone Event” shall have the meaning set forth in Section 2.6(e).
     1.79 “Milestone Expiration Date” shall have the meaning set forth in Section 2.6(f).

     1.80 “Mixed-Use Notebooks” shall have the meaning set forth in Section 4.4(d)(iii).
     1.81 “Modification” shall have the meaning set forth in Section 2.6(d)(1)(i).
     1.82 “Non-Assignable Assets” means any certificate, approval, authorization or other right of a Governmental Authority, which by its terms or by law is nonassignable without the consent of a Governmental Authority and such consent has not been received after Maxygen, Holdings or their respective Affiliates, as applicable, has taken commercially reasonable efforts to obtain such consent or waiver.
     1.83 “Ordinary Course of Business” shall mean the ordinary course of the business as currently conducted by Maxygen, Holdings or their Affiliates, consistent with past practice, including activities of Maxygen, Holdings or their Affiliates as reasonably necessary or useful with respect to entering into service agreements, site agreements, investigator agreements, shipment of clinical trial supplies, and other activities and arrangements to prepare for and/or conduct the Clinical Trials.
     1.84 “Other Confidential Information” shall have the meaning set forth in Section 4.4(c)(i).
     1.85 “Outside Delivery Date” shall have the meaning set forth in Section 4.4(d)(ii).
     1.86 “Party” or “Parties” shall mean Bayer, Maxygen, Holdings and/or ApS as appropriate.
     1.87 “Patent Rights” shall mean any and all existing U.S., Patent Cooperation Treaty and foreign patents and patent applications licensed to or owned by Maxygen, Holdings or their Affiliates, and any and all future patents and patent applications which claim priority from any such patent or application including all divisional, reissue, re-examination, continuations, and continuations-in-part, extensions (including governmental equivalents thereto) and renewal applications and patents thereof and any and all other counterpart applications in any countries and patents and inventors’ certificates, utility models and the like issuing therefrom.
     1.88 “Person” shall mean an individual, corporation, limited liability corporation, joint stock company, partnership, joint venture, trust, unincorporated organization, university, college, Governmental Authority or other entity.
     1.89 “Phase I” shall mean the first phase of human clinical trials using a limited number of human subjects, with no more than [****] patients in a study, to gain evidence of the safety and tolerability of a product in a new patient population and to determine one or more of the following: [****] for such product.
     1.90 “Phase II” shall mean the second phase of human clinical trials of a product in human subjects to evaluate and/or further assess the efficacy in one or more indications and to gather expanded information regarding the safety of such product, as well as an indication of the

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dosage regimen required. For avoidance of doubt, no human clinical trial that meets the definition of Phase I shall be considered a Phase II clinical trial. For purposes of this Agreement, it is also understood and agreed that a Phase II/III (or later stage) clinical trial shall be considered a Phase II study.
     1.91 “Post-Payment Estimate Statement” shall have the meaning set forth in Section 2.5(c).
     1.92 “Post-Payment Statement” shall have the meaning set forth in Section 2.5(c).
     1.93 “Pre-Payment Statement” shall have the meaning set forth in Section 2.5(b).
     1.94 “Purchase Price” shall have the meaning set forth in Section 2.6(a).
     1.95 “Qualified Corporate Transaction” means any of the following transactions:
(1) any merger or consolidation between (A) Maxygen and any counterparty, if the counterparty is the surviving entity, or (B) any Qualified Counterparty and Maxygen, if Maxygen is the surviving entity;
(2) any sale or exchange of all or substantially all assets (including any sale of one or more subsidiaries) between (A) Maxygen and any counterparty, if Maxygen is the seller of such assets, or (B) any Qualified Counterparty and Maxygen, if the Qualified Counterparty is the seller of such assets; or
(3) any other transactions or series of transactions pursuant to, or as a result of which, there is a change in the identity of the holders of a majority of the voting power, between (A) Maxygen and any counterparty, if it is Maxygen or Maxygen’s stockholders that are subject to such change, or (B) any Qualified Counterparty and Maxygen, if it is the Qualified Counterparty or the Qualified Counterparty’s stockholders that are subject to such change.
     1.96 “Qualified Counterparty” means any Person, the outstanding equity securities of which have, as of immediately prior to the completion of, or as valued in, the applicable Qualified Corporate Transaction, an aggregate fair market value equal to or greater than [****] US Dollars (US $[****]).
     1.97 “Qualified Bayer Assignment” shall have the meaning set forth in Section 14.2(c).
     1.98 “Qualified Maxygen Assignment” shall have the meaning set forth in Section 14.2(d).
     1.99 “Regulatory Agency” means, with respect to any particular country or, where applicable, a multinational jurisdiction, the Governmental Authority (e.g., the EMEA with

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respect to the European Union), with the primary responsibility for the approval of pharmaceutical products before a Compound or a product containing, in part, a Compound can be tested, marketed, promoted, distributed or sold in such country or multinational jurisdiction, including such governmental bodies, if any, that have jurisdiction over the pricing of such pharmaceutical product. The term “Regulatory Agency” includes the FDA and the EMEA.
     1.100 “Regulatory Filing” means any filing with a Regulatory Agency relating to a Compound or a product containing, in part, a Compound and/or its use or potential use in humans, including any documents submitted to any Regulatory Agency and all supporting data (e.g., pharmacology, toxicology, etc.). Regulatory Filings include any IND or CTA.
     1.101 “Regulatory Information” shall mean (1) any protocol (including information about applicable assays, test materials and standards contained therein), Regulatory Filings and approvals by Regulatory Agencies, each of the foregoing with regard to any Compound, and the related dossiers and marketing authorizations (including FDA studies (Phase I or Phase II), IND or foreign equivalent studies (including, but not limited to CTA), including [****] in the United Kingdom, [****] in each case as the same may be modified or amended in accordance with this Agreement, and (2) substantive communications with respect to clinical development of the Compounds between Maxygen or its Affiliates, on the one hand, and the FDA, EMEA or other Governmental Authorities of similar jurisdiction, or institutional review boards, on the other hand.
     1.102 “Reimbursable Post-Payment” shall have the meaning set forth in Section 2.5(a).
     1.103 “Reimbursable Pre-Payment” shall have the meaning set forth in Section 2.5(a).
     1.104 “Restricted Books and Records” shall mean Books and Records that relate to Compounds and that (i) are the subject of binding confidentiality agreements with non-Affiliates of Maxygen restricting their conveyance or disclosure to Bayer, or (ii) are subject to attorney-client or other legal privilege (other than those opinion letters of legal counsel listed on Schedule 1.104, which shall constitute Acquired Books and Records).
     1.105 “Retained Assets” shall have the meaning set forth in Section 2.2.
     1.106 “Retained Books and Records” shall mean (i) Books and Records that relate to Compounds but that do not constitute Acquired Books and Records or (ii) Books and Records that are expressly identified as Retained Books and Records in Section 4.4(d). Retained Books and Records do not include any Books and Records that otherwise meet the definition of Excluded Books and Records, unless such Books and Records are expressly identified as Retained Books and Records.
     1.107 “Retained Intellectual Property” means the Intellectual Property, including applicable Patent Rights, Know-How and Third Party agreements (other than consulting agreements, confidentiality agreements or materials transfer agreements), that (i) is owned by

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Maxygen, Holdings or their Affiliates or to which Maxygen, Holdings or their Affiliates otherwise have rights and (ii) is not primarily useful for, or held for use primarily for, the research, development, manufacture or commercialization of Compounds, and which (A) in the case of Know-How, has been used or is used by Maxygen, Holdings or their Affiliates, as of the Closing Date, in connection with Compounds, and (B) in the case of Patent Rights, claims (x) the manufacture of any Compound in the Field as manufactured and formulated by or on behalf of Maxygen, Holdings or their Affiliates prior to the Effective Date or the Closing Date or (y) the sale or use of any Compound in the Field. For the avoidance of doubt, neither Retained Intellectual Property nor Acquired Intellectual Property shall include any Intellectual Property licensed under the License Agreement.
     1.108 “Retained Liabilities” shall have the meaning set forth in Section 2.4.
     1.109 “Scheduled Inventory” shall mean the Inventory listed on Schedule 1.109.
     1.110 “Site Preparation Period” shall have the meaning set forth in Section 2.6(f).
     1.111 “Solvent” means, with respect to any Person as on any date of determination, that as of such date, (i) the value of the assets of such Person is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (ii) such Person is able to pay all liabilities of such Person as such liabilities mature and (iii) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represent the amount that can reasonably be expected to become an actual or matured liability. In computing the value of the assets of a Person, the value shall be determined in the context of current facts and circumstances affecting such Person.
     1.112 “Subject Completion Period” shall have the meaning set forth in Section 2.6(f).
     1.113 “Sublicensed Third Party Agreements” shall mean those Third Party Agreements (whether or not constituting Retained Intellectual Property) listed on Schedule 1.113 as of the Execution Date, as amended for additions (or otherwise updated to reflect the change of any Third Party Agreement from a Sublicensed Third Party Agreement to an Assigned Third Party Agreement) as of the Closing Date.
     1.114 “System” shall have the meaning set forth in Section 4.4(d)(ii).
     1.115 “Taxes” means all taxes, including income, gross receipts, ad valorem, value added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by any Governmental Authority, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof, and including any liability for the Taxes of another Person.

     1.116 “Termination” shall mean the date after a Challenge has ended by withdrawal from, dismissal by, or decision of a Governmental Authority of competent jurisdiction, and such action is unappealable or unappealed within the time allowed for appeal.
     1.117 “Third Party” shall mean any Person other than Maxygen, Bayer, Holdings, ApS or their Affiliates.
     1.118 “Third Party Agreements” shall mean all licenses or agreements and amendments thereto between Maxygen, Holdings or any of their Affiliates and a Third Party, which Maxygen, Holdings or any of their Affiliates is entitled, with or without permission, to sublicense or assign to Bayer, and that are primarily useful for, or held for use primarily for, the research, development, manufacture, commercial exploitation or use of, or for use with, a Compound, other than consulting agreements, confidentiality agreements or materials transfer agreements.
     1.119 “Transition Plan” shall have the meaning set forth in Section 7.1(a).
     1.120 “Transition Services” shall have the meaning set forth in Section 7.1(b).
     1.121 “Transition Services Period” shall have the meaning set forth in Section 7.1(b).
     1.122 “Transition Services Statement” shall have the meaning set forth in Section 7.3.
     1.123 “Valid Claim” shall mean a claim in a patent within the Patent Rights, wherein said claim is a composition of matter claim covering all or any portion of the applicable Compound or covering DNA sequences encoding the entirety of the applicable Compound, and:
          (a) in the United States, which claim (i) is in an issued, unexpired patent, (ii) has not been held unenforceable, unpatentable, or invalid by a decision of a Governmental Authority of competent jurisdiction, unappealable, or unappealed within the time allowed for appeal, and (iii) has not been admitted to be invalid or unenforceable through abandonment, reissue, disclaimer or otherwise; or
          (b) in Europe, which claim (i) is included in an unexpired patent that has been allowed by the EPO, (ii) has not been held unenforceable or unpatentable or invalid by decision of a Governmental Authority of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and (iii) has not been admitted to be invalid or unenforceable through abandonment, reissue, disclaimer or otherwise.
     1.124 Construction of Certain Terms.
          (a) The Parties acknowledge that, where reference is made in this Agreement to Maxygen owning, transferring or licensing, or taking similar action with respect to, an Acquired Asset or Assumed Liability, or to Maxygen retaining, or taking similar action with respect to, any Retained Asset or Retained Liability, if such asset or liability is owned or held by Holdings or an Affiliate of Maxygen, such reference shall be understood to mean that Holdings or an Affiliate of Maxygen, as the case may be, owns, transfers, licenses, retains or takes similar action with respect to, such asset or liability. Without limitation to the forgoing, to the extent that ApS owns any assets or is subject to any liability that, if held by or applicable to Maxygen or Holdings would be subject to this Agreement, ApS and such assets and liabilities shall be subject to this Agreement in accordance with this Section 1.124(a).
          (b) Except where the context requires otherwise, the following rules of construction shall apply with respect to this Agreement and its schedules and exhibits:
               (i) The word “including” shall be deemed to be followed by the words “without limitation” regardless of whether they are included or not;
               (ii) The word “will” shall be construed to have the same meaning and effect as the word “shall”;
               (iii) Definitions shall be deemed to include both the singular or plural usages of such terms, as applicable;
               (iv) Masculine pronouns shall be deemed to include references to feminine or genderless terms, as applicable;
               (v) The words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;
               (vi) All references herein to Articles, Sections, Exhibits or Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules of this Agreement, and references to this Agreement include all Exhibits and Schedules hereto; and
               (vii) References to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof.
ARTICLE 2
CLOSING
     2.1 Acquired Assets. At Closing, upon the terms and subject to the conditions of this Agreement and in exchange for the consideration set forth herein and the assumption of the Assumed Liabilities by Bayer, Maxygen and Holdings shall, and shall cause their Affiliates to assign, transfer, convey and deliver (provided that such delivery shall be subject to Sections 4.4(c)(iii) and 4.4(d)) to Bayer, free and clear of all Liens, and Bayer shall acquire and receive, subject to the terms and conditions of this Agreement, from Maxygen, Holdings and each of their Affiliates, all of Maxygen’s, Holdings’ and each of their Affiliates’ right, title and interest in and to the following assets (the “Acquired Assets”):
          (a) the Acquired Intellectual Property;
          (b) the Inventory;

          (c) to the extent transferable, all Governmental Approvals and all pending applications for Governmental Approvals for the use of the Compounds;
          (d) all rights, claims, credits or rights of set-off with respect to Acquired Assets arising at any time, whether liquidated or unliquidated, fixed or contingent, including rights of indemnification, hold harmless agreements, covenants not to prosecute and other agreements;
          (e) the Regulatory Information; and
          (f) the Acquired Books and Records.
     Schedule 2.1 lists (i) the applicable entity (Maxygen, Holdings or otherwise) that will, subject to the terms and conditions of this Agreement, transfer certain specific Acquired Assets or license the Intellectual Property under the License Agreement, and (ii) the amount of the Purchase Price to be allocated to each such Acquired Asset and such Intellectual Property.
     2.2 Retained Assets. Notwithstanding Section 2.1, the following assets are not included among the Acquired Assets and are excluded from the assignment, transfer, conveyance and, subject to Section 4.4(d), delivery provided for in Section 2.1 (the “Retained Assets”):
          (a) the Retained Intellectual Property;
          (b) any and all of Maxygen’s, Holdings’ and their Affiliates’ cash and cash equivalents, bank deposits, bank accounts and similar cash items;
          (c) all rights under insurance policies of Maxygen, Holdings and their Affiliates, including rights to proceeds thereunder;
          (d) any and all of Maxygen’s, Holdings’ and their Affiliates Tax research and development credits, net operating losses, refunds, rebates, abatements or other recoveries for Taxes attributable to the business associated with the Acquired Assets, together with any interest due thereon or penalty rebate arising therefrom, the basis of which arises or accrues prior to the Closing;
          (e) any document retention software and other software of Maxygen, Holdings and their Affiliates;
          (f) rights to and under the Non-Assignable Assets;
          (g) any assets of any employee benefit plan of Maxygen, Holdings or their Affiliates, including any 401(k) plan or health insurance plan;
          (h) any real property owned or leased by Maxygen, Holdings or their Affiliates;
          (i) the Retained Books and Records, the Restricted Books and Records and the Excluded Books and Records; and

          (j) any and all assets of any kind of Maxygen, Holdings and their Affiliates that are not Acquired Assets.
     2.3 Assumed Liabilities. At Closing, Bayer shall assume the following liabilities (the “Assumed Liabilities”):
          (a) all liabilities that relate to any Acquired Asset and that arise from acts, events or omissions occurring after the Closing Date (it being understood that the specified commercial payment obligations, commercial deliverables and/or other commercial obligations under agreements, contracts and other legal arrangements shall be deemed to be Assumed Liabilities to the extent that they accrue after the Closing Date), other than those specifically addressed in Section 2.5(b) or Article 5; and
          (b) all liabilities for Taxes relating to, arising from or with respect to the Acquired Assets which are attributable to Tax periods or portions thereof commencing after the Closing Date, other than those for Taxes specifically addressed in Section 2.8(b).
     2.4 Retained Liabilities. Maxygen, Holdings and their Affiliates shall retain the following liabilities (the “Retained Liabilities”):
          (a) all liabilities that relate to any Acquired Asset and that arise from acts, events or omissions occurring on or prior to the Closing Date (it being understood that the specified commercial payment obligations, commercial deliverables and/or other commercial obligations under agreements, contracts and other legal arrangements shall be deemed to be Retained Liabilities to the extent that they accrue prior to the Closing Date), other than those specifically addressed in Section 2.5(c) or Article 5;
          (b) all liabilities for Taxes relating to, arising from or with respect to the Acquired Assets which are attributable to Tax periods or portions thereof ending on or prior to the Closing Date, other than those for Taxes specifically addressed in Section 2.8(a);
          (c) all liabilities to or with respect to officers or employees of Maxygen, Holdings and their Affiliates;
          (d) all indebtedness of Maxygen, Holdings and their Affiliates; and
          (e) any and all liabilities and obligations of any kind of Maxygen, Holdings and their Affiliates that are not Assumed Liabilities.
     2.5 Reimbursement of Certain Payments.
          (a) Neither party shall be entitled to any credit or refund of any payments made under the Assigned Third Party Agreements; provided that, notwithstanding the foregoing, Maxygen, Holdings or their Affiliates shall be entitled to a full and prompt refund of any payments made by Maxygen, Holdings or their Affiliates, as applicable, prior to the Closing Date for services or benefits to be received by Bayer or its Affiliates following the Closing Date under the Assigned Third Party Agreements (the “Reimbursable Pre-Payments”) and Bayer shall be entitled to a full and prompt refund of any payments made by Bayer after the Closing Date for services or benefits received by Maxygen, Holdings or their Affiliates prior to the Closing Date under Assigned Third Party Agreements (the “Reimbursable Post-Payments”).
          (b) As promptly as practicable, but no later than sixty (60) days after the Closing Date, Maxygen will cause to be prepared and delivered to Bayer, at Maxygen’s expense, a “Pre-Payment Statement,” which will set forth in reasonable detail the Reimbursable Pre-Payments and the calculation thereof. The Pre-Payment Statement shall be final and binding on each of the Parties unless Bayer objects and delivers notice of disagreement to Maxygen within thirty (30) days after the delivery of the Pre-Payment Statement, which shall specify the item or items in dispute and state the amount, if any, of adjustment that Bayer believes should be made to the Reimbursable Pre-Payments set forth therein. In the event of a disagreement over the Pre-Payment Statement, the Parties shall attempt in good faith to resolve such dispute by negotiation between representatives who have the power to settle the disagreement, but if a final resolution thereof is not obtained within thirty (30) days of delivery of Bayer’s notice of disagreement, the Parties shall resolve such dispute by binding arbitration pursuant to Section 12.2. All undisputed fees shall be paid by Bayer to Maxygen, Holdings or their Affiliates, as applicable, within thirty (30) days after delivery of the Pre-Payment Statement in which such fees are described; all disputed fees shall be paid by Bayer to Maxygen, Holdings or their Affiliates, as applicable, within five (5) days of resolution of the underlying dispute.
          (c) As promptly as practicable, but no later than sixty (60) days after the Closing Date, Bayer will cause to be prepared and delivered to Maxygen, at Bayer’s expense, a “Post-Payment Estimate Statement,” which will set forth in reasonable detail the estimated Reimbursable Post-Payments and the calculation thereof. No later than one hundred eighty (180) days after the Closing Date, Bayer will cause to be prepared and delivered to Maxygen, at Bayer’s expense a “Post-Payment Statement.” The Post-Payment Statement shall be final and binding on each of the Parties unless Maxygen objects and delivers notice of disagreement to Bayer within thirty (30) days after the delivery of the Post-Payment Statement, which shall specify the item or items in dispute and state the amount, if any, of adjustment that Maxygen believes should be made to the Reimbursable Post-Payments set forth therein. In the event of a disagreement over the Post-Payment Statement, the Parties shall attempt in good faith to resolve such dispute by negotiation between representatives who have the power to settle the disagreement, but if a final resolution thereof is not obtained within thirty (30) days of delivery of Maxygen’s notice of disagreement, the Parties shall resolve such dispute by binding arbitration pursuant to Section 12.2. All undisputed fees shall be paid by Maxygen to Bayer within thirty (30) days after delivery of the Post-Payment Statement in which such fees are described; all disputed fees shall be paid by Maxygen to Bayer within five (5) days of resolution of the underlying dispute.
     2.6 Consideration to Maxygen and Holdings. Upon the terms and subject to the conditions of this Agreement and in consideration of the assignment and transfer of the Acquired Assets to Bayer, the Intellectual Property Cross License, the execution and delivery of the License Agreement, and the assumption of the Assumed Liabilities, Bayer will pay to Maxygen and Holdings the following amounts (accounts of Maxygen and Holdings designated by Maxygen and Holdings, as appropriate, and to be allocated between Maxygen and Holdings as set forth on Schedule 2.1):

          (a) A one-time fee of Ninety Million US Dollars US $90,000,000) at Closing (the “Purchase Price”); and
          (b) A one-time Compound Fee (which may be payable in one or more installments in accordance with Section 2.6(g)) upon first occurrence of the Milestone Event with respect to any Lead Compound, except where the Alternative Compound Fee is payable with respect to the Alternative Compound pursuant to Section 2.6(d). Bayer shall notify Maxygen of the first occurrence of any such Milestone Event within [****] days, and within [****] days of such notice it shall deliver to Maxygen the applicable payment (the “Lead Compound Fee”) of the amount set forth in Section 2.6(h), subject to the conditions set forth in Section 2.6(g).
     For clarification purposes, if Bayer institutes a Phase I study for the Lead Compound (other than an Alternative Compound), the treatment of patients with one or more of the Alternative Compound and/or any Backup Compound shall not count as part of the [****] patients for purposes of determining whether a Milestone Event has occurred for such Lead Compound (other than an Alternative Compound) pursuant to item (ii) in Section 2.6(e); provided, however, that treatment of patients with any Lead Compound (other than an Alternative Compound) shall count as part of the [****] patients (for purposes of determining whether a Milestone Event has occurred for such Lead Compound (other than an Alternative Compound) pursuant to item (ii) in Section 2.6(e)) with respect to any other Lead Compounds (other than an Alternative Compound), unless (A) the Lead Compound fails under Sections 2.6(c)(iii) or (iv); (B) Bayer modifies such Lead Compound and such modification does not meet the definition of an Alternative Lead Compound; (C) the modification requires a [****] and a [****]; and (D) Bayer does not use the data from the previous Phase I study in support of clinical trials for the modified Lead Compound or in support of approval of the modified Lead Compound, then previous patients treated in a Phase I study with a Lead Compound shall not count as part of the [****] patients. For clarity, if Bayer does use the data from the previous Phase I study in support of clinical trials for the modified Lead Compound or in support of approval of the modified Lead Compound, then previous patients treated in a Phase I study with a Lead Compound shall count as part of the [****] patients.
          (c) A one-time Compound Fee (which may be payable in one or more installments in accordance with Section 2.6(g)) upon occurrence of the Milestone Event with respect to either of the Backup Compounds; provided that such amount shall only be payable one (1) time, regardless of whether the Milestone Event occurs with respect to both Backup Compounds, and further provided that no such Compound Fee shall be payable if one of the following occurs with respect to [****] (and development of [****] is, in fact, discontinued as a result) prior to first occurrence of the Milestone Event with respect to a Backup Compound:
               (i) the DMC overseeing Phase I clinical trials of [****] recommends discontinuation of clinical studies with respect to [****], for safety issues, prior to completion of the protocol for the [****] human subject to receive [****] in clinical studies;

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               (ii) [****] does not demonstrate [****], and does not have [****], measured for the [****] dose administered in the Phase I study, when calculated using data generated using the [****];
               (iii) a non-affiliate Third Party asserts that the composition, manufacture or use of [****] itself infringes (and would, after projected commercial launch, continue to infringe) a valid, issued claim of a United States patent, a patent issued by the EPO validated and registered in each country in Europe, or a German National Patent (but only to the extent the manufacture of [****] infringes such German National Patent), in each case other than any patent that was licensed or sublicensed to Bayer under the Assigned Third Party Agreements or the Intellectual Property Cross License, and Bayer reasonably concludes that it would incur more than de minimis liability for such infringement and provided that the composition, manufacture or use of [****] or [****] would not so infringe; and/or
               (iv) if Bayer (or any applicable third party manufacturer) determines that, despite all reasonable efforts, the cost of goods sold (determined in accordance with Schedule 2.6(c)) for manufacture of [****] at quantities and quality reasonably necessary for commercial supply exceeds [****] per mg.
     Bayer shall notify Maxygen of the first occurrence of the Milestone Event with respect to any Backup Compound within [****] days, and, unless the Compound Fee is not payable (x) for reasons set forth in the preceding Section 2.6(c)(i) through (iv) or (y) because such Milestone Event is first achieved after the Milestone Expiration Date, Bayer shall deliver to Maxygen the applicable payment (the “Backup Compound Fee”) of the amount set forth in Section 2.6(h), subject to the conditions set forth in Section 2.6(g).
     For clarification purposes, if Bayer institutes a Phase I study for a Backup Compound, the treatment of patients with one or more of the Lead Compound, Alternative Compound and/or the other Backup Compound shall not count as part of the [****] patients for purposes of determining whether a Milestone Event has occurred for such Backup Compound pursuant to item (ii) in Section 2.6(e).
            (d) (1) If either of the circumstances described in Section 2.6(c)(i) or 2.6(c)(ii) occurs with respect to [****] and:
                      (i) Bayer makes any alteration, modification or change (other than [****]) (the “Modification”) to [****];
                      (ii) the Modification is designed to overcome the applicable circumstance described in Section 2.6(c)(i) or 2.6(c)(ii); and
                      (iii) such Modification requires that: (x) Bayer [****] on [****] with such Modification, (y) Bayer [****] with such Modification and (z) Bayer [****] with such Modification ([****] with a Modification as described in Section 2.6(d)(1)(i), (ii) and (iii) shall be referred to herein as the “Alternative Compound”); and

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               (2) then, if Bayer proceeds with development of the Alternative Compound, and, provided that:
                     (i) the [****] for the Alternative Compound referred to in Section 2.6(d)(1)(iii) is [****]; and
                     (ii) all IND(s) and/or CTA(s) for the Lead Compound (other than for the Alternative Compound) are not pending when the first IND and/or CTA on the Alternative Compound are filed;
     then Bayer shall notify Maxygen of the first occurrence of the Milestone Event with respect to the Alternative Compound within [****] days, and, unless the Alternative Compound Fee is not payable because such Milestone Event is first achieved after the Milestone Expiration Date, Bayer shall deliver to Maxygen the applicable payment (the “Alternative Compound Fee”) of the amount set forth in Section 2.6(h), subject to the conditions set forth in Section 2.6(g).
     For clarification purposes, if Bayer institutes a Phase I study for the Alternative Compound, the treatment of patients with one or more other versions of the Lead Compound which are not the same Alternative Compound and/or with any Backup Compound shall not count as part of the [****] patients for purposes of determining whether a Milestone Event has occurred for the Alternative Compound pursuant to paragraph (ii) in Section 2.6(e).
          (e) As used herein, “Milestone Event” with respect to a Lead Compound, Alternative Compound or Backup Compound (a “Factor VII Compound”) means the earliest to occur of (i) Commencement of [****] by or under authority of Bayer, any of its Affiliates, and/or any of their licensees, for such Factor VII Compound, or (ii) dosing of the [****] human subject in any country with the same Factor VII Compound by or under authority of Bayer, any of its Affiliates, and any of their licensees (“under authority of” shall include dosing of a human subject under a physician IND under which Bayer, its Affiliate or a licensee provides, or permits any Third Party to provide, the applicable Factor VII Compound or any related biological materials, including any cell line, vector or genetic materials used to produce Factor VII Compound with Bayer’s consent), regardless of whether the applicable human subject is dosed in a clinical trial designated as a [****] or otherwise, and regardless of whether any or all of the previous [****] human subjects were dosed in the same or different clinical studies as the [****] human subject (and provided that a subject who completes the protocol and subsequently enrolls or re-enrolls in the same or another clinical trial shall be counted again, upon each such enrollment or re-enrollment, as a separate human subject for purposes of this Section 2.6). It is understood and agreed that a “Milestone Event” shall be deemed to have occurred with respect to any Factor VII Compound upon the first, if any, occurrence of the events described in this Section 2.6(e)(i) or (ii) by, or under authority of, any purchaser of assets consisting of one or more such Factor VII Compounds in one or a series of related transactions, or any affiliate or licensee of such purchaser, regardless of whether Bayer and its Affiliates has disposed of all or substantially all of the Factor VII Compounds. Bayer shall not have any diligence obligation to initiate a [****] of any Factor VII Compounds, dose any human subjects with a Factor VII

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Compound, or consummate a disposition of assets consisting of one or more of the Factor VII Compounds, and Bayer may abandon any further research and development of any Factor VII Compound in its sole discretion.
          (f) As used herein, the “Milestone Expiration Date” shall be that date [****] calendar months after the date of [****] to the [****] human subject plus Site Preparation Period plus two (2) times Initial Enrollment Period plus Subject Completion Period. “Site Preparation Period” means the duration of time from having full site approval of the first site until [****] subject is dosed in [****]. “Initial Enrollment Period” means the duration of time from dosing of [****] subject until the [****] subject is dosed in [****]; and, in the event clinical trials of [****] are discontinued before [****] subjects are dosed, the Initial Enrollment Period shall be [****] months. “Subject Completion Period” means the time required for completion of the protocol for [****], as specified in the protocol in effect upon the completion of dosing of the [****], starting with [****] and ending upon the completion of [****], and, in the event that no subject completes the protocol, the Subject Completion Period shall be [****] months. For clarity, if a subject would receive multiple administrations, the duration of time to [****] would be included in determining the Subject Completion Period.
          (g) If a Milestone Event has occurred anywhere in the world, the appropriate Compound Fee shall be due as follows:
               (1) If one or more Valid Claims covering the Compound that triggered the Milestone Event exists in the United States, and there is at least one such Valid Claim in the United States for which a Challenge is not pending, then Bayer shall deliver to Maxygen [****]% of the appropriate Compound Fee which is due within [****] days of notice of the Milestone Event;
               (2) If one or more Valid Claims covering the Compound that triggered the Milestone Event exists in Europe, and there is at least one such Valid Claim, in all five countries within the definition of Europe, for which (A) the opposition period has expired without a Third Party filing an opposition in the EPO and (B) no Challenge is pending in the EPO or in any one or more countries within the definition of Europe, then Bayer shall deliver to Maxygen [****]% of the appropriate Compound Fee which is due within [****] days of notice of the Milestone Event;
               (3) If one or more Valid Claims covering the Compound that triggered the Milestone Event exists in the United States, and a Challenge is pending against all such Valid Claims in the United States, then Bayer shall pay Maxygen [****]% of the appropriate Compound Fee, and if (A) at any time after the Milestone Event there exists in the United States one or more Valid Claims that cover the Compound that triggered the Milestone Event and for which no Challenge is pending, and/or (B) at any point after Termination of a Challenge, there is at least one Valid Claim covering the Compound that triggered the Milestone Event which survives the Challenge, then Bayer shall notify Maxygen of the existence of such Valid Claim and/or such Termination of the Challenge within [****] days after Bayer has knowledge of the

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existence of such Valid Claim and/or Termination, and Bayer shall deliver to Maxygen within [****] days of such notice, an additional [****]% of the appropriate Compound Fee;
               (4) If one or more Valid Claims covering the Compound that triggered the Milestone Event exists in all five countries within the definition of Europe, and an opposition and/or Challenge is pending against all such Valid Claims in any one or more countries within the definition of Europe, then Bayer shall pay Maxygen [****]% of the appropriate Compound Fee, and if (A) at any time after the Milestone Event there exists in Europe one or more Valid Claims that cover the Compound that triggered the Milestone Event and for which (I) the opposition period has expired without a Third Party filing an opposition in the EPO and (II) no Challenge is pending in the EPO or in any one or more countries within the definition of Europe and/or (B) at any point after Termination of an opposition and/or Challenge, there is at least one Valid Claim covering the Compound that triggered the Milestone Event which survives the opposition and/or Challenge, then Bayer shall notify Maxygen of the existence of such Valid Claim and/or such Termination of the opposition and/or Challenge within [****] days, after Bayer has knowledge of the existence of such Valid Claim and/or Termination, and Bayer shall deliver to Maxygen within [****] days of such notice an additional [****]% of the appropriate Compound Fee; and/or
               (5) If no Valid Claim covering the Compound that triggered the Milestone Event exists when the Milestone Event occurs, Bayer shall not be obligated to pay the appropriate Compound Fee unless and until such time as at least one Valid Claim covering the Compound that triggered the Milestone Event exists and meets the conditions in Section 2.6(g)(1),(2),(3) and/or (4), as applicable, and then Bayer shall pay the appropriate Compound Fee as specified in Section 2.6(g)(1),(2),(3) and/or (4), as applicable. If at least one Valid Claim covering the Compound that triggered the Milestone Event exists in the United States but not in Europe when the Milestone Event occurs and meets the conditions in Sections 2.6(g) (1) or (3), then Bayer shall pay the applicable amounts with respect to the United States pursuant to Sections 2.6(g) (1) or (3), as applicable, but shall not be obligated to pay the Compound Fee amounts specified in Sections 2.6(g) (2) or (4) unless and until such time as at least one Valid Claim covering the Compound that triggered the Milestone Event exists in Europe and meets the conditions in Section 2.6(g)(2) or (4), and then Bayer shall pay the appropriate Compound Fee as specified in Section 2.6(g)(2) or (4), as applicable. If one or more Valid Claims covering the Compound that triggered the Milestone Event exists in Europe but not in the United States when the Milestone Event occurs and meets the conditions in Sections 2.6(g)(2) or (4), then Bayer shall pay the applicable amounts with respect to Europe pursuant to Sections 2.6(g) (2) or (4), as applicable, but shall not be obligated to pay the Compound Fee amounts specified in Sections 2.6(g) (1) or (3) unless and until such time as at least one Valid Claim covering the Compound that triggered the Milestone Event exists in the United States and meets the conditions in Section 2.6(g)(1) or (3), and then Bayer shall pay the appropriate Compound Fee as specified in Section 2.6(g)(1) or (3), as applicable.
     For clarification purposes, at no time shall Bayer be obligated to pay, with respect to any Compound Fee due under this Agreement, (i) more than 100% of the applicable Compound Fee,

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(ii) more than [****]% of the applicable Compound Fee pursuant to one of Sections 2.6(g) (1) or (3) for a Valid Claim in the United States covering the Compound that triggered the Milestone Event, or (iii) more than [****]% of the applicable Compound Fee pursuant to one of Sections 2.6(g) (2) or (4) for a Valid Claim in Europe covering the Compound that triggered the Milestone Event. For further clarification, (A) for a portion of a Compound Fee to be paid as set forth in Section 2.6(g)(2), all the conditions set forth in Section 2.6(g)(2) above with respect to Valid Claims must be met in all five countries that are within the definition of Europe, and (B) for a portion of a Compound Fee to be paid as set forth in Section 2.6(g)(4), a Valid Claim as described therein must exist in all five countries that are within the definition of Europe.
          (h) The amount of the (i) Lead Compound Fee shall be [****] US Dollars (US $[****]), (ii) Alternative Compound Fee shall be [****] US Dollars (US $[****]) and (iii) Backup Compound Fee shall be [****] US Dollars (US $[****]). Notwithstanding Sections 2.6(b),(c),(d),(e),(f) and (g), under no circumstances shall the aggregate of the Lead Compound Fee, Alternative Compound Fee and the Backup Compound Fee exceed Thirty Million US Dollars (US $30,000,000). In the event the Lead Compound Fee is paid, then no Alternative Compound Fee or Backup Compound Fee shall thereafter be payable hereunder. For clarification, a Compound Fee shall only be paid once for either the Alternative Compound Fee or the Backup Compound Fee (provided that either such Compound Fee may be payable in one or more installments in accordance with Section 2.6(g)), but not for both. In the event one of the Alternative Compound Fee or Backup Compound Fee is paid, and the Lead Compound Fee thereafter becomes payable, then the Alternative Compound Fee or Backup Compound Fee shall be credited in full against the Lead Compound Fee.
          (i) Amounts due under Section 2.6(a) shall be paid at Closing and shall be paid free and clear of, and without reduction for, any withholding or similar Taxes, and without setoff or other reduction. Unless otherwise specified, any Compound Fee due under this Section 2.6 shall be paid by wire transfer of immediately available funds to accounts of Maxygen and Holdings designated by Maxygen and Holdings, as appropriate, in amounts consistent with the allocation set forth on Schedule 2.1. If there is a change in Applicable Law or an assignment of the rights and obligations of any of the Parties, Bayer shall be entitled to deduct and withhold from any Compound Fee any Tax required to be withheld under Applicable Law, unless the requirement to withhold is a result of the assignment by Bayer of its payment obligation to any other Person, in which latter case such payment shall be paid free and clear of, and without reduction for, any withholding or similar Taxes, and without setoff or other reduction. The Parties acknowledge that no requirement to withhold presently exists under Applicable Law with respect to any Compound Fee that may be required to be paid by Bayer to Maxygen or Bayer to Holdings. If Bayer is permitted to deduct or withhold any Tax from any Compound Fee, then if the withholding Tax rate is reduced by treaty, no deduction shall be made or a reduced amount shall be deducted if the paying party is timely furnished with necessary documents issued by the relevant Tax authority, certifying that the payment is exempt from Tax or subject to a reduced Tax rate. Any withheld Tax shall be treated as having been paid by the paying party to the payee for all purposes of this Agreement. The paying party shall timely forward a receipt certifying the payment of withholding tax on behalf of payee. In case the paying party cannot deduct the

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withholding tax due to completion of payment obligation by settlement or set-off, the payee will pay the withholding tax to the paying party separately. If the paying party is required to pay a withholding Tax but fails to reduce the payment by the full amount of the required withholding, payee will immediately reimburse the paying party such amount. Each Party will provide reasonable assistance to the other Party in obtaining any available refund to such other Party of any Tax withheld.
     2.7 No Other Fees. Except as otherwise provided in the Intellectual Property Cross License or the License Agreement, and other than the specific fees listed in Section 2.5, Section 2.6, Section 2.8, Section 4.4 (e), Section 8.1, Section 9.2, Section 12.2 or Article 7 or any indemnification obligations in Article 5, Bayer shall not be obligated to pay any other fees of any type (including royalty, milestone, maintenance or sublicense fees) to Maxygen, Holdings or their Affiliates for its use, license, sublicense or any other commercial exploitation of the Acquired Assets or Retained Intellectual Property to be licensed or sublicensed under the Intellectual Property Cross License or the Intellectual Property licensed under the License Agreement. Except as otherwise provided in the Intellectual Property Cross License and other than the specific fees listed in Section 2.5, Section 2.8, Section 4.4 (e), Section 12.2 or Article 7 or any indemnification obligations in Article 5, neither Maxygen nor Holdings shall be obligated to pay any other fees of any type (including royalty, milestone, maintenance or sublicense fees) to Bayer or its Affiliates for Maxygen’s or Holdings’ use, license, sublicense or any other commercial exploitation of the Acquired Intellectual Property to be licensed or sublicensed under the Intellectual Property Cross License.
     2.8 Expenses.
          (a) Except as otherwise specifically provided in this Agreement and whether or not the Closing occurs, Bayer shall pay (i) all expenses incurred by or on behalf of Bayer and its Affiliates in connection with the preparation, authorization, execution and performance of this Agreement, including all fees and expenses of agents, brokers, finders, representatives, counsel and accountants, and (ii) [****] ([****]%) of all sales, use, transfer, conveyance and other similar taxes, if any, arising out of the conveyance, transfer, assignment and delivery of the Acquired Assets.
          (b) Except as otherwise specifically provided in this Agreement and whether or not the Closing occurs, Maxygen and Holdings shall pay (i) all expenses incurred by or on behalf of Maxygen, Holdings and their Affiliates in connection with the preparation, authorization, execution and performance of this Agreement, including all fees and expenses of agents, brokers, finders, representatives, counsel and accountants, and (ii) [****] ([****]%) of all sales, use, transfer, conveyance and other similar taxes, if any, arising out of the conveyance, transfer, assignment and delivery of the Acquired Assets.
     2.9 Closing. Upon the terms and subject to the conditions of this Agreement, the Closing of the transactions contemplated by this Agreement shall take place concurrently with the execution of this Agreement (such date and time, the “Closing Date”).

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ARTICLE 3
PROTECTION OF ACQUIRED ASSETS
     3.1 Exclusivity. In order to afford Bayer the benefits of the transactions contemplated by this Agreement in consideration of the Purchase Price and Compound Fee potentially payable hereunder, Maxygen and Holdings grant, and shall cause their Affiliates to grant, to Bayer an “Exclusivity Period” defined as the period beginning on the Closing Date and continuing until the five (5) year anniversary of the Closing Date. During the Exclusivity Period, each of Maxygen and Holdings on a worldwide basis (i) will not, and will cause each of their Affiliates not to, without Bayer’s written consent, for itself or others, acquire, develop, make, use, sell, import, offer to sell or commercialize any Intellectual Property in the Exclusivity Field, and (ii) each of Maxygen and Holdings will not grant or attempt to grant, and will cause each of its Affiliates not to grant or attempt to grant, to any Third Party a license or other rights to develop or commercialize any Intellectual Property in the Exclusivity Field (the “Excluded Activities”). Notwithstanding the foregoing, if Maxygen, Holdings or any of their Affiliates engages in a Qualified Corporate Transaction, the restrictions contained in this Section 3.1 shall not apply to Maxygen, Holdings or any of their Affiliates or the counterparty in such Qualified Corporate Transaction or its Affiliates, whichever is the surviving entity, except as set forth in Schedule 3.1.
     3.2 Reformation. In the event that the covenants contained in Section 3.1 are more restrictive than permitted by Applicable Law, the parties agree that the covenants contained in Section 3.1 shall be enforceable and enforced to the extent permitted by Applicable Law.
     3.3 Remedy for Breach. Each of Maxygen and Holdings acknowledges, on behalf of itself and its Affiliates, that Bayer would be irreparably harmed by any breach of Section 3.1 and that there would be no adequate remedy in damages to compensate Bayer for any such breach. Notwithstanding anything to the contrary in this Agreement, it is accordingly agreed that Bayer shall be entitled to seek an injunction or injunctions to prevent breaches of Section 3.1 and to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other remedy to which Bayer is entitled at law or in equity.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES; COVENANTS
     4.1 Maxygen and Holdings Representations and Warranties. Except as set forth in the schedules referenced below (collectively, the “Disclosure Schedules”), which are attached to this Agreement and provided as of the date hereof (as to which Bayer acknowledges and agrees that any matter disclosed pursuant to any section, subsection, paragraph or subparagraph of the Disclosure Schedules shall be deemed disclosed for all other purposes of the Disclosure Schedules as and to the extent the content or context of such disclosure makes it readily apparent that such disclosure is applicable to such other section, subsection, paragraph or subparagraph of the Disclosure Schedules), each of Maxygen and Holdings hereby represents and warrants, as of the date hereof (except to the extent otherwise expressly provided for herein), that:
          (a) Each of Maxygen and Holdings (i) is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, to the extent that such jurisdiction recognizes the concept of being in good standing, and (ii) is qualified to do business in all jurisdictions as the nature of its business and properties so require and where the failure to be so qualified would result in a Maxygen Material Adverse Effect. Each of Maxygen and Holdings has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Maxygen and Holdings, no action by the stockholders of Maxygen is necessary in connection therewith and shareholder approval of Holdings, if any is required, has been obtained in connection therewith. Neither Maxygen nor Holdings has adopted a complete or partial plan of liquidation. This Agreement has been duly executed and delivered by each of Maxygen and Holdings and, assuming the due execution and delivery by Bayer, constitutes the valid, binding and enforceable obligation of each of Maxygen and Holdings; except as that enforceability may be (A) limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, (B) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law) and (C) limited by general principles of Applicable Law regarding the enforceability of arbitral awards and judicial decisions. Both before and after giving effect to the purchase and sale of the Acquired Assets and the disbursement by Maxygen and Holdings of the Purchase Price, each of Maxygen and Holdings was and is Solvent, and the Acquired Assets are not all, or substantially all, of Maxygen’s assets on a consolidated basis.
          (b) Except as set forth in Schedule 4.1(b), neither Maxygen nor Holdings is subject to, or bound by, (i) any provision of any articles or certificates of incorporation or by-laws; (ii) any mortgage, deed of trust, lease, note, shareholders’ agreement, bond, indenture, license, permit, trust, custodianship, or other instrument, agreement or restriction; or (iii) any judgment, order, writ, injunction or decree of any Governmental Authority or arbitrator, in each case, that would (A) prevent the consummation or the execution, delivery and performance by Maxygen or Holdings of this Agreement and the obligations contained herein, (B) in the case of (ii) above, constitute an Acquired Asset and be violated by, or under which there would be a default, termination or right of termination, as a result of the execution, delivery and performance by Maxygen or Holdings of this Agreement and the obligations contained herein or (C) be violated by, or under which there would be a default, termination or right of termination, as a result of the execution, delivery and performance by Maxygen or Holdings of this Agreement and the obligations contained herein and where such violation, default, termination or right of termination would result in a Maxygen Material Adverse Effect.
          (c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by Maxygen and Holdings do not require any Governmental Approval, except as described in Schedule 4.1(c). Except as set forth in Schedule 4.1(c), no consent (other than Governmental Approvals) will be required to be obtained by Maxygen, Holdings or their Affiliates for the execution and delivery of this Agreement or the Intellectual Property Cross License and the consummation of the transactions contemplated hereby. All such consents have been obtained in form and substance reasonably acceptable to Bayer, and the executed originals thereof have been, or will at Closing be, delivered to Bayer.

          (d) Schedule 4.1(d) lists all Governmental Approvals and the expiration dates of each, obtained by Maxygen, Holdings and their Affiliates related to the use of the Compounds and all other material Governmental Approvals, and the expiration dates of each, obtained by Maxygen, Holdings and their Affiliates in connection with the Acquired Assets or the Retained Intellectual Property licensed or sublicensed under the Intellectual Property Cross License. Except as listed on Schedule 4.1(d), (i) no other applications for Governmental Approvals sought to be obtained by Maxygen, Holdings or their Affiliates in connection with the Acquired Assets or the Retained Intellectual Property licensed or sublicensed under the Intellectual Property Cross License are pending before any Governmental Authority; and (ii) excluding compliance with any Applicable Law that has not become effective, there is no proceeding pending or, to the Knowledge of Maxygen and Holdings, threatened under which any Governmental Approvals that have been issued or granted to Maxygen, Holdings or their Affiliates in connection with the Acquired Assets or the Retained Intellectual Property licensed or sublicensed under the Intellectual Property Cross License are, to the Knowledge of Maxygen and Holdings, reasonably likely to be revoked, terminated, or suspended.
          (e) Except as set forth on Schedule 4.1(e), to the Knowledge of Maxygen and Holdings, there is no action, suit, investigation or proceeding pending or threatened before any arbitrator or any Governmental Authority which (i) could reasonably be expected to have a Maxygen Material Adverse Effect, (ii) challenges or seeks to prevent or enjoin the transactions contemplated by this Agreement or (iii) challenges Maxygen’s, Holdings’ or any of their Affiliate’s right, title or interest in, or its use of, the Acquired Assets or the Retained Intellectual Property licensed or to be licensed under the Intellectual Property Cross License.
          (f) Schedule 4.1(f) is a complete and accurate list of documents stored on the System that constitute Acquired Books and Records as of the Execution Date.
          (g) Schedule 4.1(g) is a complete and accurate list of the Patent Rights constituting Acquired Intellectual Property or Retained Intellectual Property, and, with respect to those of such Patent Rights that are being prosecuted by or at the direction of Maxygen, the status thereof.
          (h) The Parties have discussed the patents and patent applications set forth on Schedule 4.1(h), and to the Knowledge of Maxygen and Holdings, and excluding the patents listed on Schedules 4.1(g) and 4.1(h), no issued patents in the United States, other than Patent Rights within the Acquired Intellectual Property and the Retained Intellectual Property, are necessary to commercialize the Lead Compound for pharmaceutical use if manufactured in the manner practiced by Maxygen, Holdings or their Affiliates as of the Execution Date.
          (i) Schedule 4.1(i) is a complete and accurate list of (i) the Assigned Third Party Agreements, and (ii) the Sublicensed Third Party Agreements and true, complete and correct copies of such agreements have been made available to Bayer prior to the Execution Date and delivered to Bayer as of the Closing Date.
          (j) Either Maxygen, Holdings or their Affiliates (i) owns and possesses adequate right, title and interest in, or (ii) has a valid and enforceable written license to, the Acquired Assets and the Retained Intellectual Property to be licensed or sublicensed under the

Intellectual Property Cross License that in each case, with or without permission, includes the right to transfer or assign the Acquired Assets and to license or sublicense the Retained Intellectual Property to be licensed or sublicensed under the Intellectual Property Cross License (on the terms and conditions set forth in the Intellectual Property Cross License), except as such ownership, possession or license may be (A) limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, (B) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law) and (C) limited by general principles of Applicable Law regarding the enforceability of arbitral awards and judicial decisions.
          (k) None of Maxygen, Holdings or any of their Affiliates is in material breach of any of its Third Party Agreements, and no Third Party has notified Maxygen, Holdings or any of their Affiliates of any material breach of such Third Party Agreements which remains uncured.
          (l) No Person other than Maxygen, Holdings or their Affiliates, including but not limited to any current and former officers, directors, and employees, independent contractors, independent consultants, or any Third Party, owns, possesses or controls any right, title or interest in the Acquired Assets or the Retained Intellectual Property to be licensed or sublicensed under the Intellectual Property Cross License (except as otherwise provided in the Third Party Agreements) that would adversely impact in any material respect Bayer’s ownership of the Acquired Assets.
          (m) Except as provided for under the Third Party Agreements, none of Maxygen, Holdings or any of their Affiliates has entered into any agreement or granted any rights to any Third Party and no Third Party has retained any rights which would provide a basis for any Third Party to claim any right, title or interest in any Acquired Assets that would adversely impact in any material respect Bayer’s ownership of the Acquired Assets.
          (n) Except as otherwise provided in Schedule 4.1(n), neither Hoffman-La Roche Inc. or F. Hoffman La Roche Ltd nor any of their Affiliates (i) owns any rights in any Acquired Intellectual Property, (ii) retains any rights in any Acquired Assets following termination of the Co-Development and Commercialization Agreement dated as of December 9, 2005, by and between Maxygen and Hoffmann-La Roche Inc. and F. Hoffman La Roche Ltd or (iii) developed any Intellectual Property in the Field jointly with Maxygen, Holdings or any of their Affiliates to which it holds rights, in each case as would adversely impact in any material respect Bayer’s ownership of the Acquired Assets.
          (o) None of Maxygen, Holdings or any of their Affiliates has received a notice or written claim of infringement from any Third Party alleging that the activities of Maxygen, Holdings or any of their Affiliates prior to the Execution Date, with respect to the Acquired Assets or any Compound, infringe, misappropriate, or otherwise unlawfully use the Third Party’s Intellectual Property. Maxygen has not failed to disclose to Bayer any legal claim asserted by a Third Party in writing, including any such claim of patent infringement or other misappropriation or violation of intellectual or other proprietary rights, based on Maxygen’s, Holdings’ or any of their Affiliates’ exercise of rights in the Acquired Assets in their performance of research, development and/or manufacture of Compounds prior to the Execution Date.
          (p) Except as set forth in this Agreement, the Intellectual Property Cross License, any applicable Third Party Agreements, or Schedule 4.1(p), (i) the Acquired Assets are not subject to any Liens and are not subject to any restrictions or limitations regarding use or disclosure which Liens, restrictions or limitations survive as of the Closing Date and (ii) none of Maxygen or Holdings or any of their Affiliates has granted any Third Party any rights under any Acquired Assets which rights survive as of the Closing Date.
          (q) All Scheduled Inventory is of a quality useable in the Ordinary Course of Business, and the GMP materials in Scheduled Inventory are of a quality useable for the purposes contemplated by Maxygen (including for use in Clinical Trials, with respect to GMP materials intended for use in Clinical Trials). The Inventory relates to research or investigational materials, and neither Maxygen or Holdings nor any of their Affiliates makes any representation or warranty that the Inventory is saleable, in whole or part.
          (r) (i) None of the Patent Rights constituting Acquired Intellectual Property, and to the Knowledge of Maxygen and Holdings, none of the Patent Rights constituting Retained Intellectual Property, has been held (in a binding determination by a Governmental Authority of competent jurisdiction) invalid, unenforceable or misused, (ii) no claim by any Third Party contesting the validity, enforceability or ownership of any of the Patent Rights constituting Acquired Intellectual Property or, to the Knowledge of Maxygen and Holdings, any of the Patent rights constituting Retained Intellectual Property has been delivered to Maxygen, Holdings or their Affiliates or to the Knowledge of Maxygen and Holdings, is pending or threatened; provided, however, that communications and determinations of the United States Patent and Trademark Office, or of Government Authorities outside the United States with jurisdiction to examine patent applications, in the ordinary course of prosecuting patents (including office actions or rejections) shall not be construed to constitute a breach of the representations and warranties set forth above in the foregoing clauses (i) or (ii) of this Section 4.1(r). There is no pending interference, opposition, reissue or reexamination or litigation that has been (A) filed or requested by a Third Party in the case of an opposition, interference, reissue or reexamination or (B) filed by a Third Party in the case of litigation, which involves Patent Rights constituting Acquired Intellectual Property or, to the Knowledge of Maxygen and Holdings, Patent Rights constituting Retained Intellectual Property.
          (s) Each of Maxygen and Holdings has used, and has caused each of its Affiliates to use, commercially reasonable efforts (i) to keep confidential the Confidential Information constituting Acquired Intellectual Property and (ii) not to disclose any such Confidential Information to Third Parties other than under commercially reasonable confidentiality obligations. The disclosure of such Confidential Information (A) in presentations at scientific conferences or meetings (or abstracts and other materials submitted for presentation), (B) that is immaterial and that was disclosed at analyst meetings, investor, trade or scientific conferences and stockholder meetings, (C) in publications in scientific journals (or manuscripts, abstracts and other materials submitted for publication, including the pending publication described in Schedule 4.1(s)), or (D) pursuant to the terms of Co-Development and Commercialization Agreement dated as of December 9, 2005, by and between Maxygen and

Hoffmann-La Roche Inc. and F. Hoffman La Roche Ltd, shall not be construed as a breach of the foregoing. All current or former employees, consultants and contractors who have participated in the creation of any Acquired Assets or the Retained Intellectual Property to be licensed or sublicensed under the Intellectual Property Cross License have transferred any and all of their right, title or interest in the Acquired Assets or the Retained Intellectual Property to be licensed or sublicensed under the Intellectual Property Cross License to Maxygen, Holdings or their Affiliates.
          (t) None of Maxygen, Holdings or their Affiliates or, to the Knowledge of Maxygen and Holdings, any Person working for or with Maxygen, Holdings or their Affiliates in connection with the development of Compounds, has ever been or is currently debarred by the FDA from submitting or assisting in the submission of any information or application to the FDA. Further, none of Maxygen, Holdings or any of their Affiliates has any Knowledge of any FDA investigation of, or pending or threatened debarment proceedings against, Maxygen, Holdings or any of their Affiliates or any Person working for or with Maxygen, Holdings or any of their Affiliates in connection with the development of Compounds.
          (u) As of the Execution Date, none of Maxygen or Holdings or any of their Affiliates has used the Acquired Assets in humans or performed any clinical studies of Compounds in humans.
          (v) Except as set forth in Schedule 4.1(v), (i) with respect to each IND or CTA for Compounds outstanding as of the Execution Date, each of Maxygen, Holdings and their Affiliates (or its designated agents) have filed, or caused to be filed with the applicable Regulatory Agency all material notices and reports, including adverse experience reports, that are required to be filed by the holder thereof, (ii) to the Knowledge of Maxygen and Holdings, there are no adverse experience reports with respect to any outstanding IND or CTA for Compounds and (iii) to the Knowledge of Maxygen and Holdings, each Compound in development, if any, that has been used in clinical trials, or in GLP preclinical studies subject to an IND or CTA, has been used in accordance with the applicable IND or CTA.
          (w) Schedule 4.1(w) accurately and completely lists the status, on a worldwide basis, of all Regulatory Filings for clinical trials of all Compounds, by Compound and by country.
          (x) Schedule 4.1(x) is an accurate and complete list of (i) all Compounds in clinical development and (ii) each clinical trial of Compounds in progress or pending, including phase and indication.
          (y) Except as set forth on Schedule 4.1(y), none of Maxygen or Holdings or any of their Affiliates (i) has received any written notice from a Governmental Authority, that any Governmental Authority (including the FDA) has commenced or, to the Knowledge of Maxygen and Holdings, has threatened to initiate any action (A) to withdraw, terminate, suspend or modify any IND or CTA for Compounds, (B) to limit the ability of Maxygen, Holdings or any of their Affiliates to manufacture (or to have manufactured for it by a Third Party) any Compounds for clinical trials or (ii) has received any written notice from a Governmental Authority of any finding of deficiency, finding of non-compliance, penalty for corrective or remedial action, or enforcement action by any Governmental Authority with regard to any Compounds that, in the case of (i) or (ii), remains unresolved.
          (z) Except as set forth in Schedule 4.1(z), all operations of Maxygen, Holdings and their Affiliates in the manufacturing and testing of clinical trial supplies of Compounds and, to the Knowledge of Maxygen and Holdings, all operation of Third Parties in the manufacturing and testing of clinical trial supplies of Compounds on behalf of Maxygen, Holdings or their Affiliates, are being conducted in all material respects in compliance with Good Manufacturing Practices or the equivalent in the country in which such manufacturing and testing are being conducted or in which Compounds are intended to be used.
          (aa) Schedule 4.1(aa) is a complete and accurate list of all the Compounds that Maxygen, Holdings or any of their Affiliates have identified, developed or licensed which exist as of the Execution Date.
          (bb) Except as set forth on Schedule 4.1(bb), all material reports, documents, claims and notices required to be filed with, maintained for or furnished to, any applicable Governmental Authority by or on behalf of Maxygen, Holdings or their Affiliates with respect to the Acquired Assets or the Retained Intellectual Property to be licensed or sublicensed under the Intellectual Property Cross License have been so filed, maintained or furnished and all such reports, documents, claims and notices were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).
          (cc) Except as set forth on Schedule 4.1(cc), no material dispute or claim concerning any liability for Taxes of Maxygen, Holdings or any of their Affiliates relating to the Acquired Assets or that would adversely impact Bayer’s ownership of the Acquired Assets is currently being raised by any Governmental Authority. There are no Liens on Acquired Assets, and to the Knowledge of Maxygen and Holdings, there is no basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any Liens on the Acquired Assets. Except to the extent that failure to do so would not adversely impact Bayer’s acquisition or ownership of the Acquired Assets, all Tax returns required to be filed by Maxygen, Holdings or any of their Affiliates have been timely filed and all Taxes due and payable prior to the date hereof (including extensions) have been paid (except for any pending amounts which are being contested by Maxygen, Holdings or their Affiliates in good faith). All such Tax returns are true and complete in all material respects. None of Maxygen, Holdings or any of their Affiliates has received written notice from any jurisdiction in which the one of them does not file Tax returns that it is or may be subject to Tax in such jurisdiction. No closing agreements or Tax rulings have been requested or received from any Governmental Authority with respect to the Acquired Assets. Maxygen, Holdings and all of their Affiliates have deducted, withheld and timely paid to the appropriate Governmental Authority all Taxes required to be deducted, withheld or paid in connection with the Acquired Assets. None of Maxygen, Holdings or any of their Affiliates is a party to a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 involving the Acquired Assets. None of Maxygen, Holdings or any of their Affiliates is a party to or has Knowledge of any transaction involving the Acquired Assets described in IRS Notice 2008-20.

          (dd) Except as set forth on Schedule 4.1(dd), none of Maxygen, Holdings or any of their Affiliates or any of their officers, directors or employees has employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby.
          (ee) Except for the representations and warranties contained in this Agreement and the License Agreement, any Disclosure Schedule and any disclosure schedule in the License Agreement and any closing deliveries hereunder or thereunder, none of Maxygen or Holdings, or any of their respective officers, directors, employees, agents or representatives, makes any representations or warranties, and Maxygen and Holdings each hereby disclaims any other representations or warranties, whether made by Maxygen, Holdings or any of their respective Affiliates or any of their respective officers, directors, employees, agents or representatives, with respect to the execution and delivery of this Agreement and the transactions contemplated hereby.
          (ff) Maxygen and Holdings have, and have caused their Affiliates to, use commercially reasonable efforts to maintain in all material respects the quality and quantity of the Scheduled Inventory from and after April 24, 2008. The use of Inventory for or in connection with the Clinical Trials or other regulated studies or IND or CTA enabling studies by or under the authority of Maxygen, Holdings or any of their Affiliates in the Ordinary Course of Business shall not be construed as a breach of the representation and warranty as to quantity made in the immediately preceding sentence. Notwithstanding the foregoing, Scheduled Inventory (including both Scheduled Inventory in Maxygen’s possession and Scheduled Inventory held for Maxygen’s benefit at contract manufacturers, storage facilities, shippers, trial sites and other Third Party locations) is not less than 80% of the Scheduled Inventory as of April 24, 2008.
          (gg) Maxygen and its Affiliates have not shipped greater than 15% (measured as of April 24, 2008) of the Scheduled Inventory to Clinical Trial sites.
          (hh) Maxygen acknowledges that the representations and warranties in this Section 4.1 constitute material representations of fact upon which reliance was placed by Bayer when entering into this Agreement.
     4.2 Bayer Representations and Warranties. Bayer hereby represents and warrants, as of the date hereof (except to the extent otherwise expressly provided for herein), that:
          (a) Bayer is (i) a limited liability company duly formed, validly existing and in good standing under the laws of Delaware, (ii) is qualified to do business in all jurisdictions as the nature of its business and properties so require and where the failure to be so qualified would result in a Bayer Material Adverse Effect and (iii) has the limited liability company power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of Bayer. Bayer has not adopted a complete or partial plan of liquidation. This Agreement has been duly executed and delivered by Bayer and, assuming the due execution and delivery by Maxygen and Holdings, constitutes the valid, binding and enforceable obligation of Bayer, except as that enforceability may be (1) limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, (2) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law) and (3) limited by general principles of Applicable Law regarding the enforceability of arbitral awards and judicial decisions. Both before and after giving effect to the purchase and sale of the Acquired Assets and the disbursement of the Purchase Price, Bayer was and is Solvent.
          (b) Bayer is not subject to, or bound by, any provision of any articles or certificates of incorporation or by-laws, any mortgage, deed of trust, lease, note, shareholders’ agreement, bond, indenture, license, permit, trust, custodianship, or other instrument, agreement or restriction, or any judgment, order, writ, injunction or decree of any Governmental Authority or arbitrator, in each case, that would (i) prevent the consummation or the execution, delivery and performance by Bayer of this Agreement and the obligations contained herein, or (ii) be violated by, or under which there would be a default, termination or right of termination, as a result of, nor is the consent of any Third Party required for, the execution, delivery and performance by Bayer of this Agreement and the obligations contained herein and where such violation, default, termination or right of termination would result in a Bayer Material Adverse Effect.
          (c) The execution, delivery and performance of this Agreement, and consummation of the transactions contemplated by this Agreement by Bayer do not require any Governmental Approval. No consent (other than Governmental Approvals) will be required to be obtained by Bayer for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby which, if not obtained, would result in a Bayer Material Adverse Effect.
          (d) There is no action, suit, investigation or proceeding pending, or to the Knowledge of Bayer, threatened before any court or arbitrator or any Governmental Authority which (i) could reasonably be expected to have a Bayer Material Adverse Effect or (ii) challenges or seeks to prevent or enjoin the transactions contemplated by this Agreement.
          (e) Bayer has and will have at Closing and at such time(s) as any Compound Fee may be required to be paid pursuant to Section 2.6 hereof, sufficient funds available to pay such amounts.
          (f) None of Bayer or any of its Affiliates or any of their officers, directors or employees has employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby.
          (g) Except for the representations and warranties contained in this Agreement and the License Agreement and any closing deliveries hereunder or thereunder, none of Bayer or its Affiliates or any of their officers, directors, employees, agents or representatives makes any representations or warranties, and Bayer hereby disclaims any other representations or warranties, whether made by Bayer or its Affiliates or any of their officers, directors, employees, agents or representatives, with respect to the execution and delivery of this Agreement and the transactions contemplated hereby.

          (h) Bayer acknowledges that Maxygen has advised it that Maxygen maintains an email retention policy that provides for the automatic deletion of all Emails from Maxygen’s computer servers no later than one (1) year and one (1) week following the date that such Email was sent, received or modified.
          (i) The determination as to which authorizations, licenses, consents, orders and approvals of Governmental Authorities were determined to be necessary for the consummation of the transactions contemplated by this Agreement was made in part based upon the information provided by Bayer set forth on Schedule 4.2(i) and the matters set forth on Schedule 4.2(i) are true and correct in all material respects.
          (j) Bayer acknowledges that the representations and warranties in this Section 4.2 constitute material representations of fact upon which reliance was placed by Maxygen when entering into this Agreement.
     4.3 Disclaimer of Warranties. EXCEPT AS SET FORTH EXPRESSLY IN THIS ARTICLE 4 EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESSED OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OR ENFORCEABILITY OF ACQUIRED INTELLECTUAL PROPERTY OR INTELLECTUAL PROPERTY LICENSED OR SUBLICENSED UNDER THE INTELLECTUAL PROPERTY CROSS LICENSE, OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BOTH PARTIES ACKNOWLEDGE AND DISCLAIM ANY WARRANTY AS TO: (I) THE SUCCESS OF ANY DEVELOPMENT OR CLINICAL TRIAL, STUDY OR TEST COMMENCED UNDER THIS AGREEMENT; OR (II) REGULATORY APPROVAL, PRODUCT INTRODUCTION, SAFETY, USEFULNESS OR COMMERCIAL SUCCESS OF ANY INTELLECTUAL PROPERTY, COMPOUND OR PRODUCT.
     4.4 Covenants.
          (a) Bayer on the one hand and Maxygen and Holdings on the other hand shall promptly notify each other of any material communication to the respective Party from any applicable antitrust authority and consult with each other regarding any proposed communication to an applicable antitrust authority. Bayer on the one hand and Maxygen and Holdings on the other hand shall furthermore consult with each other regarding any meeting with any applicable antitrust authority in respect of any filings, investigation or other inquiry, and to the extent appropriate give the respective other Party the opportunity to attend and participate thereat. Subject to the joint defense privilege and except to the extent that regulatory considerations require otherwise, Bayer on the one hand and Maxygen and Holdings on the other hand will coordinate and fully cooperate with each other in exchanging (either directly or through counsel) such information (except for business secrets or otherwise Confidential Information if an exchange of information is not required to obtain any required antitrust approvals) and providing such assistance as the other party may reasonably request in connection with the foregoing.

          (b) From and after the Closing Date:
               (i) Each of the Parties shall take all actions and execute all documents of transfer, conveyance and assignment in mutually agreeable form reasonably necessary to sell, assign and transfer all Acquired Assets to Bayer, free and clear of any Liens as contemplated by this Agreement, and to license or sublicense the Retained Intellectual Property and the Acquired Intellectual Property pursuant to the Intellectual Property Cross License.
               (ii) Each of the Parties shall use commercially reasonable efforts to obtain, and each of the Parties shall use commercially reasonable efforts to cooperate with any other Party in its efforts to obtain, all authorizations, licenses, consents, orders and approvals of all Governmental Authorities that may be or become necessary for the consummation of the transactions contemplated by this Agreement.
          (c) At all times after the Closing Date (unless otherwise indicated):
               (i) Bayer and its Affiliates may use and disclose Bayer’s Confidential Information without any limitation or restriction, and Maxygen, Holdings and their Affiliates may only use and disclose Bayer’s Licensed-Back Confidential Information to the extent expressly provided in the Intellectual Property Cross License and Maxygen, Holdings and their Affiliates may only use Bayer’s Licensed Confidential Information to the extent expressly provided in the License Agreement. Maxygen, Holdings and their Affiliates may use and disclose Maxygen’s Confidential Information except as prohibited in Section 3.1 and Bayer and its Affiliates may only use and disclose Maxygen’s Retained Confidential Information to the extent expressly provided in the Intellectual Property Cross License, and Bayer and its Affiliates may only use and disclose Maxygen’s Licensed Confidential Information to the extent expressly provided in the License Agreement. Bayer and its Affiliates shall not use Maxygen’s Other Confidential Information and Maxygen, Holdings and their Affiliates shall not use Bayer’s Other Confidential Information (Bayer’s Other Confidential Information and Maxygen’s Other Confidential Information, as applicable, “Other Confidential Information”), and each of Bayer and its Affiliates on the one hand, and Maxygen, Holdings and their Affiliates on the other hand shall use reasonable commercial efforts to protect the confidentiality of the other’s Other Confidential Information. In the event that a Party receives a request to disclose all or any part of the other Party’s Other Confidential Information under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction or by any other Governmental Authority, such Party agrees to: (A) promptly notify the other Party of the existence, terms and circumstances surrounding such a request, so that the other Party, at its own expense, may seek an appropriate protective order and/or waive compliance with the provisions of this Agreement; (B) cooperate with the other Party to seek an appropriate order or remedy; (C) cooperate with the other Party in obtaining reliable assurances that confidential treatment will be accorded to the disclosed Other Confidential Information if disclosure of such Other Confidential Information is required; and (D) use reasonable efforts to limit disclosure of the Other Confidential Information to only that part necessary to comply with the request.
               (ii) Maxygen and Holdings shall, and shall cause their Affiliates to, reasonably cooperate with Bayer, at Bayer’s expense, to obtain an extension of the term of any Patent Right constituting Acquired Intellectual Property under the Applicable Laws of any country and to execute such documents and take additional action as Bayer may reasonably request in connection therewith.
               (iii) It is understood and agreed that Maxygen will retain possession of certain Acquired Assets as set forth in the Transition Plan as are reasonably necessary for Maxygen to conduct its activities contemplated under the Transition Plan. Subject to the foregoing, upon completion of the Transition Plan, all such Acquired Assets will be promptly delivered to Bayer. Notwithstanding the foregoing, it is further understood and agreed that certain quantities of Inventory and other tangible materials in the Acquired Assets will remain at or in the possession of clinical trial sites, contract manufacturers, storage sites, shippers and other Third Parties and will be physically delivered to Bayer only to the extent provided for in, and in accordance with, the Transition Plan. For the avoidance of doubt, Scheduled Inventory will not be physically delivered by Maxygen or Holdings to Bayer and all other Inventory will be physically delivered by Maxygen to Bayer in accordance with the Transition Plan. For the avoidance of doubt, nothing in this Section 4.4(c)(iii) shall or shall be construed to modify Bayer’s ownership of and title to the Acquired Assets as of the Closing.
          (d) From and after the Closing Date (unless otherwise indicated):
               (i) Maxygen and Holdings shall not, and shall cause their Affiliates not to, terminate, modify or amend any Sublicensed Third Party Agreements at any time, except to the extent that any such modification or amendment would not diminish the rights of Bayer or increase the obligations of Bayer thereunder.
               (ii) Maxygen and Holdings shall, and shall cause their Affiliates to, deliver all Acquired Books and Records to Bayer as promptly as possible as available following the Closing Date, except as provided below, but no later than thirty days (30) days after Closing (the “Outside Delivery Date”). For the avoidance of doubt, (A) the laboratory notebooks listed at Schedule 4.4(d)(ii)(a) (the “Laboratory Notebooks”) and (B) all patent prosecution files related to the Patent Rights within the Acquired Intellectual Property shall be Acquired Books and Records delivered to Bayer at Closing in the case of hard copy files and by the Outside Delivery Date in the case of electronic files; none of Maxygen, Holdings or their Affiliates will retain copies thereof or will redact any information therefrom. For the further avoidance of doubt, the so-called “control documents” in Maxygen’s electronic document management system (the “System”) listed on Schedule 4.1(f) shall in their entirety in unredacted form be Acquired Books and Records delivered to Bayer at Closing, except that Maxygen or Holdings (A) may, to the extent required under Applicable Law, maintain an unredacted copy in the System and such copy shall continue to be deemed to be Acquired Books and Records with access by Maxygen or Holdings restricted solely to the purposes set forth below upon prior notice to and opportunity for consultation with Bayer (which Bayer agrees to do) during a period of not less than ten (10) days following the delivery of such notice and (B) may maintain copies redacted prior to the Closing Date to delete all references to Compounds of those documents listed on Schedule 4.4(d)(ii)(b) in a form agreed with Bayer and such documents shall be deemed to be Retained Books and Records. Further, the so-called Factor VII Folder shall be deemed Acquired Books and Records delivered to Bayer at Closing, except that Maxygen and Holdings may maintain copies redacted prior to the Closing Date in a form agreed with Bayer to reflect information entirely unrelated to Compounds and such documents shall be deemed Excluded Books and

Records. Except as provided above, none of Maxygen, Holdings or their Affiliates shall keep any copies of the Acquired Books and Records; provided that Bayer shall, and shall cause its Affiliates to, provide Maxygen, Holdings and their Affiliates with reasonable access to Acquired Books and Records to the extent reasonably necessary for use in connection with any actual or threatened action, suit, inquiry, investigation or proceeding (whether existing presently or in the future) before any arbitrator or Governmental Authority or by any Governmental Authority, but not for any other purpose. Bayer and its Affiliates shall retain the Acquired Books and Records in accordance with Bayer’s applicable document retention policies or for such longer period of time as provided for on Schedule 4.4(d)(ii)(c).
               (iii) Maxygen and Holdings shall, and shall cause their Affiliates to, deliver, except as provided below, copies (which, in the case of Mixed-use Notebooks, shall be certified written copies of the entire Mixed-use Notebooks) of all Retained Books and Records to Bayer as promptly as possible as available, but no later than the Outside Delivery Date, except as provided in subsection (ii) above. Maxygen, Holdings and their Affiliates shall retain the Retained Books and Records, except that the Mixed-use Notebooks shall be retained by Maxygen or delivered to Bayer as expressly provided for below. The laboratory notebooks listed at Schedule 4.4(d)(iii) (“Mixed-use Notebooks”) shall be Retained Books and Records. Maxygen and Holdings shall, and shall cause their Affiliates to, deliver to Bayer at Closing the original Mixed-use Notebooks that consist primarily of materials related to Compounds; provided that Maxygen and Holdings may retain copies of the entire Mixed-use Notebooks that consist primarily of materials related to Compounds. Maxygen and Holdings shall retain the original Mixed-use Notebooks that consist primarily of materials unrelated to Compounds. Each Party shall, and shall cause its Affiliates to, provide the other Parties and their Affiliates with reasonable access to Mixed-use Notebooks that are in such Party’s possession to the extent reasonably necessary for use in connection with any actual or threatened action, suit, inquiry, investigation or proceeding (whether existing presently or in the future) before any arbitrator or Governmental Authority or by any Governmental Authority.
               (iv) Maxygen and Holdings may, and may cause their Affiliates to, retain all Excluded Books and Records. No Excluded Books and Records shall be transferred to, or copies thereof made available to, Bayer or its Affiliates.
               (v) Maxygen, Holdings and their Affiliates shall retain copies of the Restricted Books and Records only in archives accessible by Maxygen’s legal counsel and other personnel reasonably necessary to assist such counsel in carrying out their duties and acting under such counsel’s direction, but not accessible to any other Person. Maxygen, Holdings and their Affiliates shall not have any obligation to transfer the Restricted Books and Records to, or make copies of the Restricted Books and Records available to, Bayer or its Affiliates. Maxygen, Holdings and their Affiliates shall be entitled to use such Restricted Books and Records in connection with any actual or threatened action, suit, inquiry, investigation or proceeding (whether existing presently or in the future) before any arbitrator or Governmental Authority or by any Governmental Authority, but not for any other purpose.
               (vi) The Parties acknowledge and agree that the ownership and/or possession of Books and Records is unrelated to the ownership, use or disclosure of any Confidential Information reflected therein. For the avoidance of doubt, Acquired Books and

Records may include Maxygen’s Confidential Information; and, to the extent the Acquired Books and Records do include Maxygen’s Confidential Information, then any disclosure or use thereof by Bayer shall be subject to Section 4.4(c)(i). Further for the avoidance of doubt, Retained Books and Records and Excluded Books and Records may include Bayer’s Confidential Information; and, to the extent Retained Books and Records and Excluded Books and Records do include Bayer’s Confidential Information, then any disclosure or use thereof by Maxygen, Holdings or their Affiliates shall be subject to Section 4.4(c)(i).
               (vii) After Closing, Maxygen and Holdings shall undertake reasonable efforts to search their records in written or electronic form, including the Emails, to identify information related to Compounds and deliver to Bayer any additional Acquired Books and Records and Retained Books and Records as promptly as possible as available, but not later than the Outside Delivery Date. After Closing, Maxygen, Holdings and their Affiliates may redact those sections of the Books and Records to provide for the transfer to Bayer or the retention by Maxygen, Holdings or their Affiliates, as the case may be, of only those sections of those Books and Records to which such Person may be entitled under Sections 4.4(d)(ii) through (v). For the avoidance of doubt, all additional Books and Records (A) that are unredacted and relate to the Compounds but that do not constitute Acquired Books and Records shall be treated as Retained Books and Records (B) that are redactions from Books and Records related solely to Compounds shall be Acquired Books and Records and (C) that are redactions from Books and Records unrelated to Compounds shall be Excluded Books and Records. For the further avoidance of doubt, all unredacted Emails that contain information that, if redacted, would cause such Email to be considered either an Acquired Book and Record or an Excluded Book and Record, as applicable, shall be Retained Book and Records. The Parties agree that the transfer of any Excluded Book and Record, or the retention of any Acquired Book and Record other than in compliance with Section 4.4(d)(ii), shall not affect the status of such Book and Record as an Excluded Book and Record or Acquired Book and Record, respectively, for the purposes of this Agreement.
               (viii) Bayer acknowledges that the Transition Plan contemplates Maxygen taking certain actions that require or that would be facilitated by Maxygen retaining copies of certain Acquired Books and Records for the purpose of carrying out the Transition Plan. Bayer agrees that, notwithstanding the foregoing, Maxygen may retain copies of such Acquired Books and Records as Maxygen and Bayer may reasonably agree for the limited purpose of completing the Transition Plan and that, upon the completion of the Transition Plan, the retained copies of such Acquired Books and Records shall be delivered to Bayer. For the avoidance of doubt, this arrangement shall not alter the Closing delivery obligations of Maxygen and Holdings to Bayer on the Closing Date as set forth in subsection (ii) above.
               (ix) Bayer will not file a Phase II protocol and/or will not begin a Phase II study in any country outside the countries which are under the regulatory control of the FDA or the EMEA (or the applicable Regulatory Agency for a country within the European Union) before it has filed the same Phase II protocol with the FDA or the EMEA (or the applicable Regulatory Agency for a country within the European Union). If a country outside the countries which are under the regulatory control of the FDA or the EMEA (or the applicable Regulatory Agency for a country within the European Union) grants approval to Bayer to begin a Phase II study before approval by the FDA or the EMEA (or the applicable Regulatory Agency for a country within the European Union) is obtained, Bayer may start a Phase II study in such country; provided, however, if the FDA or the EMEA (or the applicable Regulatory Agency for a country within the European Union) rejects the submitted Phase II protocol or requires that Bayer amend or modify its Phase II protocol or if Bayer withdraws or amends the Phase II protocol submitted to the FDA and the EMEA (or the applicable Regulatory Agency for a country within the European Union), then Bayer shall terminate such Phase II study in the countries outside the FDA and the EMEA (or the applicable Regulatory Agency for a country within the European Union) until it has submitted a revised Phase II protocol to the FDA or the EMEA (or the applicable Regulatory Agency for a country within the European Union) and Bayer will not file a revised Phase II protocol and/or will not begin a Phase II study in any country outside the countries which are under the regulatory control of the FDA or the EMEA (or the applicable Regulatory Agency for a country within the European Union) before it has filed the same revised Phase II protocol in the FDA or the EMEA (or the applicable Regulatory Agency for a country within the European Union) and any subsequent Phase II studies shall only be performed under such revised Phase II protocol.
               (x) During the Transition Services Period, each of the Parties shall use commercially reasonable efforts to facilitate meetings with service providers providing services to Maxygen, Holdings or their Affiliates related to the Acquired Assets, as Bayer may reasonably request or consistent with the requirements of the Transition Plan.
               (xi) Each of the Parties shall take all actions and execute all documents as may be reasonably required for the transfer of clinical and regulatory responsibility for the Acquired Assets from Maxygen, Holdings or their Affiliates to Bayer.
          (e) The Parties expressly agree that any expenses incurred by a party in connection with this Section 4.4 shall be paid by the Party incurring the expense and no reimbursement shall be sought from the requesting Party except to the extent otherwise provided for in the Transition Plan.
ARTICLE 5
INDEMNIFICATION; SURVIVAL
     5.1 Bayer Indemnity. Bayer agrees to protect, defend, indemnify and hold Maxygen, Holdings and their Affiliates and their officers, directors, employees, consultants, agents and representatives (the “Maxygen Indemnified Parties”) harmless from and against, and to pay any and all Losses that any of the Maxygen Indemnified Parties may sustain or incur as a consequence of any Third Party’s (including, but not limited to, Bayer or its Affiliates’ officers, directors, employees, agents, consultants or representatives) claims and demands with regard to Assumed Liabilities or arising from Bayer’s or its Affiliates’ use, testing, operation, sale or manufacture of any of the Acquired Assets or the Licensed Retained IP (as defined in the Intellectual Property Cross License); provided that such Losses are not the result of Maxygen’s, Holdings’ or its Affiliates’ gross negligence, recklessness or willful misconduct; and further provided that the indemnity set forth in this Section 5.1 shall not be construed to extend to claims of patent infringement or product liability claims with respect to Maxygen’s, Holdings’ or any of their Affiliates’ manufacture, use, sale, offer for sale or import of Compounds or other products (other than Bayer’s activities with respect to Compounds or products within the Acquired Assets after the Closing Date). The indemnification obligations contained in this Section 5.1 shall survive indefinitely.
     5.2 Maxygen Indemnity. Maxygen agrees to protect, defend, indemnify and hold Bayer and its Affiliates and their officers, directors, employees, consultants, agents and representatives (the “Bayer Indemnified Parties”) harmless from and against, and to pay any and all Losses that any Bayer Indemnified Parties may sustain or incur as a consequence of any Third Party’s (including, but not limited to, Maxygen’s, Holdings’ or their Affiliates’ officers, directors, employees, agents, consultants or representatives) claims and demands with regard to Retained Liabilities or arising from Maxygen’s, Holdings’ or their Affiliates’ use, testing, operation, sale (other than to Bayer hereunder) or manufacture of any of the Acquired Assets, the Retained Assets or the Licensed-Back Acquired IP (as defined in the Intellectual Property Cross License) provided that such Losses are not the result of Bayer’s or its Affiliates’ gross negligence, recklessness or willful misconduct; and further provided that the indemnity set forth in this Section 5.2 shall not be construed to extend to claims of patent infringement or product liability claims with respect to Bayer’s or its Affiliate’s, or any of Bayer’s or its Affiliate’s licensees’, manufacture, use, sale, offer for sale or import of Compounds or other products (including Bayer’s activities with respect to Compounds and products within the Acquired Assets after the Closing Date). The indemnification obligations contained in this Section 5.2 shall survive indefinitely.
     5.3 Indemnity Procedure. The Party obligated to indemnify any of the Maxygen Indemnified Parties or any of the Bayer Indemnified Parties (as applicable, the “Indemnified Party”) under Sections 5.1 or 5.2, as appropriate, shall be known as the “Indemnifying Party.” The Parties shall use the following procedure for indemnification:
          (a) An Indemnified Party will promptly notify the Indemnifying Party in writing of notice of any claims or the commencement of any action, if a claim in respect thereof is to be made against the Indemnifying Party under Sections 5.1 or 5.2, as appropriate. The Indemnified Party’s failure to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability to such Indemnified Party except to the extent any liability results from the failure to timely notify the Indemnifying Party. After receiving notice of said action, the Indemnifying Party is entitled to participate in the defense therein and may elect to assume the defense thereof by promptly notifying the Indemnified Party in writing and by selecting counsel reasonably satisfactory to such Indemnified Party. After the Indemnified Party has received notice of the Indemnifying Party’s election to assume the defense of said action and has approved the Indemnifying Party’s counsel, the Indemnifying Party will not be liable to such Indemnified Party under Sections 5.1 or 5.2, as appropriate, for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof unless (i) such Indemnified Party in any action has reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the Indemnifying Party, in which case such Indemnified Party shall have the right to select separate counsel to assume said legal defenses and to otherwise participate in the defense of said action on behalf of such Indemnified Party, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent such Indemnified Party within a reasonable time after notice of commencement of the action or (iii) the Indemnifying Party has authorized the employment of counsel for such Indemnified Party at the expense of the Indemnifying Party.
          (b) The Indemnifying Party shall not settle any action covered by Sections 5.1 or 5.2, as appropriate, without first obtaining the consent of the Indemnified Party, which consent will not be unreasonably withheld, delayed or conditioned; provided however, that the Indemnified Party may withhold its consent, in its sole discretion, to any agreement for any non-monetary equitable remedy which would restrain or compel actions by the Indemnified Party.
     5.4 General Limitation. EXCEPT TO THE EXTENT THAT A PARTY IS OBLIGATED TO INDEMNIFY THE OTHER PARTY AGAINST THIRD PARTY DAMAGES AND UNLESS SPECIFICALLY OTHERWISE STATED IN THIS AGREEMENT, NONE OF BAYER, MAXYGEN OR HOLDINGS, OR ANY OF THEIR RESPECTIVE AFFILIATES, WILL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR (i) ANY INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOST PROFITS OR (ii) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES.
     5.5 Survival of Representations and Warranties. The representations and warranties contained in Section 4.1 and 4.2 of this Agreement shall terminate one (1) year after the Closing Date; provided that the representations and warranties contained in Sections 4.1(a), (b), (c), and (i) and 4.2(a), (b), (c) and (e) shall survive indefinitely and the representations and warranties in Section 4.1(cc) shall survive until three (3) months after the applicable statute of limitations expires. Any good faith claim for breach of representations and warranties under Sections 4.1 or 4.2 brought prior to the expiration of the survival period shall survive with respect to any such claim.
     5.6 Effect of Due Diligence. Notwithstanding anything herein to the contrary, a Bayer Indemnified Party’s right to indemnification hereunder will not be affected by any investigation, notice to or knowledge acquired by Bayer or its Affiliates, or their counsel or other representatives at any time, whether before or after the date of this Agreement, with respect to the untruth, inaccuracy, incorrectness or breach of or compliance or noncompliance with any representation, warranty, covenant or agreement of Maxygen or Holdings.
ARTICLE 6
INTELLECTUAL PROPERTY
     6.1 Acquired Intellectual Property. After the Closing Date, Bayer shall have sole responsibility for deciding whether to file U.S. and/or foreign patent applications, continue prosecution of any patent applications or to maintain any patent application or patent regarding the Acquired Intellectual Property, and shall be responsible for any costs incurred with its activities under this Section 6.1.
     6.2 Assigned Third Party Agreements. After the Closing Date, Bayer will be the assignee of Maxygen, Holdings and their Affiliates in all Assigned Third Party Agreements and shall have such rights and obligations as may be specified in the Assigned Third Party Agreements.
     6.3 Cooperation. Maxygen and Holdings shall, and shall cause their Affiliates to, cooperate with Bayer to whatever extent is reasonably necessary for Bayer to secure the protection of the rights in the Acquired Intellectual Property, and Bayer shall reimburse Maxygen, Holdings and their Affiliates for all reasonable expenses associated with such cooperation. In connection with any legal action relating to the Acquired Intellectual Property, the obligations of Maxygen, Holdings and their Affiliates under this Section 6.3 shall be limited to (i) agreeing to be added to such action if, and only if, it is a necessary party to such action and (ii) causing the employees of Maxygen, Holdings and their Affiliates to furnish documents, testify as witnesses and appear for depositions as Bayer may reasonably request. Bayer shall reimburse Maxygen, Holdings and their Affiliates for all reasonable expenses associated with any action that they may take pursuant to this Section 6.3.
ARTICLE 7
TRANSITION SERVICES
     7.1 Maxygen and Holdings Responsibilities.
          (a) Except as otherwise provided in this Agreement, as provided more fully in the transition plan attached as Exhibit 7.1(a) (the “Transition Plan”), Maxygen and Holdings shall, and shall cause their Affiliates to, collect, package and transfer all tangible material within the Acquired Assets and Retained Intellectual Property in the Field to Bayer at no cost to Bayer except for delivery transportation costs from facilities of Maxygen, Holdings or their Affiliates to Bayer’s Facility on a Bayer designated carrier reasonably acceptable to Maxygen within five (5) Business Days following the Closing Date. For the avoidance of doubt, in the event of any conflict between the terms and conditions of this Agreement and the Transition Plan, the terms and conditions of this Agreement shall prevail.
          (b) Maxygen and Holdings shall, and shall cause their Affiliates to, provide to Bayer the full-time employee equivalents listed in Schedule 7.1(b), each of which shall be appropriate to the task assigned to him or her, and otherwise as described, in the Transition Plan, until the earlier of (i) the six (6) month anniversary of the Closing Date and (ii) completion of the objectives set forth in the Transition Plan (the “Transition Services Period”); provided that, if any employee of Maxygen, Holdings or their Affiliates who is to provide Transition Services becomes an employee of Bayer or its Affiliates prior to the completion of the Transition Plan, (i) any obligations or objectives for which such employee was responsible for under the Transition Plan shall be deemed discharged or achieved as of the date of such employee leaves the employment of Maxygen and (ii) such employee shall not be deemed to be an employee of Maxygen, Holdings or their Affiliates for the purposes of Section 7.2(a). Such personnel shall be available to provide services on a full- or part-time basis, as appropriate or necessary, to facilitate the transfer of the Acquired Assets to Bayer and access to tangible materials within the Retained Intellectual Property licensed or sublicensed under the Intellectual Property Cross License and described in the Transition Plan, according to the objectives in the Transition Plan (“Transition Services”). The Transition Services shall be performed by teleconference and videoconference when appropriate, and, for in-person services, at either (A) the Bayer Facility or another facility located not greater than fifty (50) miles from Maxygen’s Principal Business Location or (B) any facility of Maxygen, Holdings or their Affiliates, in each case as appropriate and giving consideration to the amount of time required for such personnel to commute to the Bayer Facility; provided that such personnel may be made available for reasonable, temporary travel to Bayer facilities located outside of such vicinity at times acceptable to such personnel.
          (c) Maxygen and Holdings will, and will cause their Affiliates to, use commercially reasonable efforts to complete the Transition Services in the Transition Plan as promptly as practicable following the Closing Date.
     7.2 Bayer Responsibilities.
          (a) In consideration for Maxygen’s Transition Services, Bayer shall pay Maxygen and Holdings, the following amounts upon the terms set forth below:
               (i) during the performance of the Transition Plan for the [****], a fee calculated based on an annual fee of $[****] per FTE;
               (ii) for FTEs in performance of the Transition Plan [****], a fee calculated based on an annual fee of $[****] per FTE; and
               (iii) in addition, Bayer shall reimburse Maxygen and Holdings for all out-of-pocket expenses reasonably incurred, directly or indirectly, by Maxygen, Holdings or their Affiliates in connection with the provision of the Transition Services, including travel expenses.
Other than as provided for in this Section 7.2(a), Maxygen, Holdings or their Affiliates (i) shall not be entitled to any further fee, payment or other consideration from Bayer for their provision of Transition Services and (ii) shall be solely responsible, without any right to reimbursement from, or set-off against any other amounts owed to, Bayer for any loss that Maxygen, Holdings and/or their Affiliates may incur in connection with the provision of Transition Services.
          (b) In order to facilitate Maxygen’s provision of the Transition Services and the completion of the Transition Plan, at Bayer’s expense, Bayer shall, and shall cause its Affiliates to, utilize the full-time employee equivalents listed on Exhibit 7.1(a), each of which shall be available as needed, at the locations as needed, and appropriate to the task assigned to him or her, and otherwise as described, in the Transition Plan, until the completion of the objectives set forth in the Transition Plan.
          (c) Bayer will use its commercially reasonable efforts to enable the provision of the Transition Services set forth in the Transition Plan and completion of the Transition Plan as promptly as practicable following the Closing Date.
          (d) Bayer (i) shall not be entitled to any fee, payment or other consideration from Maxygen or Holdings for Bayer’s provision of Transition Services and (ii) shall be solely

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

responsible, without any right to reimbursement from, or set-off against any other amounts owed to, Maxygen or Holdings, for any expense, cost or loss that Bayer may incur in connection with its provision of Transition Services.
     7.3 Invoices. As promptly as practicable after the end of each month, Maxygen will cause to be prepared and delivered to Bayer, at Maxygen’s expense, a “Transition Services Statement,” which will set forth in reasonable detail the Transition Services and the amount of fees payable for such services rendered to Bayer for such month. Each Transition Services Statement shall be final and binding on each of the Parties unless Bayer objects and delivers written notice of disagreement to Maxygen within thirty (30) days after the delivery of the Transition Services Statement, which shall specify the item or items in dispute and state the amount, if any, of adjustment that Bayer believes should be made. In the event of a disagreement over a Transition Services Statement, the Parties shall attempt in good faith to resolve such dispute by negotiation between representatives who have the power to settle the disagreement, but if a final resolution thereof is not obtained within thirty (30) days of delivery of Bayer’s notice of disagreement, the Parties shall resolve such dispute by binding arbitration pursuant to Section 12.2. All undisputed fees shall be paid by Bayer to Maxygen within thirty (30) days after delivery of the Transition Services Statement in which such fees are described; all disputed fees shall be paid by Bayer to Maxygen within five (5) days of resolution of the underlying dispute.
     7.4 Independent Contractor Status. The Parties hereby acknowledge and agree that each is an independent contractor and that neither the Parties nor their employees shall be considered to be the agent, representative, master or servant of the other Party for any purpose whatsoever, and that no Party has any authority to enter into a contract, to assume any obligation or to give warranties or representations on behalf of the other Party. Nothing in this relationship shall be construed to create a relationship of joint ventures, partnerships, fiduciary or other similar relationships between the Parties.
ARTICLE 8
INFRINGEMENT
     8.1 Control in Acquired Assets except Assigned Third Party Agreements. On or after the Closing, for all Acquired Assets, except the Assigned Third Party Agreements, Bayer shall have the right, in its sole discretion, to institute an action for any past, present or future infringement, misuse, misappropriation, theft or breach of confidence of the rights in such Acquired Assets, against such Third Parties. All of the out-of-pocket costs and legal fees relative to any action instituted under this Section 8.1 shall be borne by Bayer and any recoveries from such action shall belong exclusively to Bayer.
     8.2 Control in Assigned Third Party Agreements. For any past, present or future infringement, misuse, misappropriation, theft or breach of confidence of the rights in any Assigned Third Party Agreement, Bayer shall replace Maxygen, Holdings and their Affiliates in such Assigned Third Party Agreement and have the same rights and obligations specified for Maxygen, Holdings and their Affiliates in such Assigned Third Party Agreement regarding filing of actions, responsibility for costs, distribution of recoveries and cooperation to the extent provided for in the applicable Assigned Third Party Agreement and the Assignment and Assumption Agreement relating to such Assigned Third Party Agreement.
ARTICLE 9
CLOSING DELIVERABLES
     9.1 Maxygen and Holdings Closing Deliverables. At Closing:
          (a) Maxygen, Holdings and ApS, where applicable, shall have executed and delivered to Bayer:
               (i) the Assignment and Assumption Agreements;
               (ii) the Intellectual Property Cross License;
               (iii) the License Agreement; and
               (iv) the Bills of Sale.
          (b) Subject to Sections 4.4(c)(iii) and 4.4(d) hereof, Maxygen and Holdings shall, and shall have caused its Affiliates to, have delivered to Bayer the Acquired Books and Records, copies of the Retained Books and Records and the Inventory.
     9.2 Bayer Closing Deliverables. At Closing:
          (a) Bayer shall have executed and delivered to Maxygen and Holdings:
               (i) the Assignment and Assumption Agreements;
               (ii) the Intellectual Property Cross License; and
               (iii) the License Agreement.
          (b) Bayer shall have delivered to Maxygen and Holdings the Purchase Price.
ARTICLE 10
[RESERVED]
ARTICLE 11
GOVERNMENTAL COMPLIANCE
     11.1 Compliance with Applicable Law. Each Party warrants that it shall comply with any Applicable Laws related to the subject matter of this Agreement that are applicable to such Party.
     11.2 Responsibility for Compliance. Each Party shall be, as to its own activities, responsible for compliance with Applicable Law with respect to any sale, manufacture or other use involving the Acquired Assets and Retained Intellectual Property licensed or sublicensed under the Intellectual Property Cross License, including any applicable export control laws.
     11.3 Costs. Except as otherwise expressly provided for in this Agreement, each Party shall be responsible for any and all of its expenses, costs, fees, duties or taxes necessary to comply with Applicable Law.
     11.4 Regulatory Filings. After the Closing Date, Bayer shall be responsible for all Regulatory Filings related to the Acquired Assets.
     11.5 Prohibited Communications. After the Closing Date, none of Maxygen or Holdings or any of their Affiliates shall communicate or otherwise make a Regulatory Filing with any Regulatory Agency regarding any Compound and shall not seek regulatory approval of any Compound or product containing, in part, a Compound, except (i) as requested by Bayer, (ii) after giving notice to Bayer and providing Bayer with the opportunity for consultation, to the extent practicable, as required under Applicable Law (including regulations regarding the conduct of, and reporting of information related to, clinical trials), (iii) after giving notice to Bayer and providing Bayer with the opportunity for consultation, to the extent practicable, as Maxygen, Holdings and their Affiliates believe is reasonably appropriate, in the exercise of its prudent judgment, with regard to activities conducted before Bayer formally replaces Maxygen, Holdings or any of their Affiliates as the official sponsor of applicable Regulatory Filings and associated clinical trials, (iv) as required by this Agreement or as provided in the Transition Plan or (v) after giving notice to Bayer and providing Bayer with the opportunity for consultation, to the extent practicable, as reasonably required to effect the transfer of Acquired Assets to Bayer.
ARTICLE 12
DISPUTE RESOLUTION
     12.1 Dispute Resolution. If a dispute arises out of or relates to this Agreement or its breach (the “Dispute”), the Parties agree to resolve the Dispute as follows:
          (a) A Party shall submit written notice of the Dispute to the other Party and request negotiation;
          (b) The Parties shall attempt in good faith to resolve any Dispute promptly by negotiation between representatives who have the power to settle the Dispute, which the Parties may appoint;
          (c) If the Dispute has not been resolved within sixty (60) days after a Party’s request for negotiation, any Party may request that the Dispute be submitted to a sole mediator selected by the Parties for a mandatory one (1) day, non-binding mediation; and
          (d) If no agreement can be reached after good faith negotiation for ninety (90) days after a Party’s request for negotiation, any Party (i) may demand arbitration of issues between the Parties arising under Sections 2.5(b), 2.5(c), or 7.3 and each Party hereby waives, to the full extent legally permitted, any right to resolve any such claim, dispute, controversy or other matter in a court of law or equity and (ii) may file suit as to all other matters.

     12.2 Arbitration. Matters subject to arbitration hereunder shall be exclusively, solely and finally settled by binding arbitration in Wilmington, Delaware under the then current commercial arbitration rules of the American Arbitration Association (the “AAA”) then in effect by a single arbitrator mutually agreeable to the Parties. In the event that within forty-five (45) days after the submission of any dispute to arbitration, the Parties cannot mutually agree on a single arbitrator, Maxygen and Bayer shall each select one (1) arbitrator and the AAA shall select a third arbitrator from the AAA national roster of commercial arbitrators. The arbitrator(s) shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a dispute. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrator(s) shall award to the prevailing party, if any, as determined by the arbitrator(s), all of its costs and fees, including AAA administrative fees, arbitrator fees, attorney’s fees, expert fees, witness fees, travel expenses and out-of-pocket expenses (including such expenses as copying, telephone, facsimile, postage and courier fees). The arbitrator(s) shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time which the Parties must expend for discovery and consistent and appropriate with the size and nature of the dispute; provided the arbitrator(s) shall permit such discovery as the arbitrator(s) deem necessary to permit an equitable resolution of the dispute. The arbitrator(s) shall not order or require discovery against any Party of a type or scope that is not permitted against any other Party. The arbitrator(s) shall establish such other procedures, and conduct the arbitration in a manner, consistent and appropriate with the size and nature of the dispute. Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or a true copy thereof. The Parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction or other interim or conservatory relief, as necessary, without breach of this arbitration provision and without any abridgement of the powers of the arbitrator(s). The Parties agree to treat the proceedings of any arbitration conducted pursuant to this Section 12.2 as confidential and not to disclose to any Third Party to such arbitration any information concerning or produced in connection with such arbitration except to the extent required by law.
ARTICLE 13
PUBLICITY
     13.1 Publicity. Except as may be required by law or any stock exchange or Regulatory Agency, no Party shall originate any publicity, news release or other public announcement, written or oral, relating to the confidential terms or conditions contained in this Agreement without the prior written approval of the other Party and agreement upon the nature and text of such announcement or disclosure, which approval shall not be unreasonably withheld, delayed or conditioned. The Parties agree to cooperate in jointly preparing and issuing such announcements in a timely manner. The Parties shall issue jointly a press release in a form to be agreed upon by the Parties as soon as practicable following the Execution Date.
ARTICLE 14
MISCELLANEOUS
     14.1 Third Party Beneficiaries. Except as provided for in Sections 5.1 and 5.2, all rights, benefits and remedies under this Agreement are solely intended for the benefit of

Maxygen, Holdings and Bayer, and no Third Party shall have any rights whatsoever to (i) enforce any obligation contained in this Agreement; (ii) seek a benefit or remedy for any breach of this Agreement; or (iii) take any other action relating to this Agreement under any legal theory, including but not limited to, actions in contract, tort (including but not limited to negligence, gross negligence and strict liability), or as a defense, setoff or counterclaim to any action or claim brought or made by the Parties.
     14.2 Assignment.
          (a) Subject to subsections (b) through (f) below, no Party may assign any of its respective rights, interests or obligations hereunder to any Person unless (i) the assigning Party has given the non-assigning Parties not less than fifteen (15) days prior written notice of such assignment, (ii) the assignee assumes all of such Party’s rights and obligations hereunder in writing or by operation of law, (iii) the assignee is reasonably capable of performing such obligations as remain required to be performed and (iv) if the assignment is to be made prior to the date that is one hundred twenty (120) days after the Closing Date, the consent of the non-assigning Parties has been obtained, which consent shall not be unreasonably withheld, delayed or conditioned. Any assignment pursuant to this subsection (a) shall relieve the assigning Party of all of its obligations under this Agreement; provided that no such assignment by Bayer shall relieve Bayer of any of its obligations, contingent or otherwise, under this Agreement.
          (b) Notwithstanding subsection (a) above, Bayer may assign all of its rights, interests and obligations under this Agreement to any of its Affiliates or any Third Party at any time; provided that no such assignment by Bayer shall relieve Bayer of any of its obligations, contingent or otherwise, under this Agreement. In such event, Bayer shall provide Maxygen and Holdings of prompt notice thereof.
          (c) Notwithstanding subsection (a) above, Bayer may assign all of its rights, interests and obligations under this Agreement or in the Lead, Alternative and Backup Compounds collectively (including Bayer’s obligation to pay the applicable Compound Fee under Section 2.6) if (i) Bayer has given fifteen (15) days prior written notice of such assignment to each of Maxygen and Holdings and (ii) such assignment constitutes a Qualified Bayer Assignment. Any assignment by Bayer pursuant to this subsection (c) shall (i) in the case of an assignment of all rights, interests and obligations, relieve Bayer of all of its obligations, contingent or otherwise, under this Agreement, including its obligation to pay the Compound Fee, if any, under this Agreement or (ii) in the case of an assignment of the Lead, Alternative and Backup Compound and related Compound Fee obligation, shall relieve Bayer of all of its obligations with respect to Compounds, including its obligation to pay the Compound Fee, if any; provided that, in either case, any such assignment may only be made after the earlier to occur of (x) (A) any of the events specified in Sections 2.6(c)(i), (ii) or (iii) or (B) the later of the event specified in Section 2.6(c)(iv) and the first anniversary of the Closing Date and (y) the second anniversary of the Closing Date.
     For the purposes of this Agreement, a “Qualified Bayer Assignment” means any transaction that:

               (i) is made in compliance with Applicable Law, including securities, tax and corporation laws;
               (ii) does not increase the obligations or liabilities of Maxygen, Holdings or their Affiliates, or create any additional obligations or liabilities of Maxygen, Holdings or their Affiliates, under this Agreement, including Tax, indemnification and transition service obligations (other than a de minimis increase in obligations or liabilities);
               (iii) includes the assignee’s written acknowledgement of and agreement to all of Bayer’s obligations under the Agreement;
               (iv) includes the assignee’s written agreement not to further assign any of its rights or obligations under this Agreement except to the extent that such further assignment meets the definition of a Qualified Bayer Assignment and the other conditions set forth in this subparagraph (c);
               (v) would not cause this Agreement or the consummation of the transactions contemplated hereunder to being void or voidable;
               (vi) would not constitute a voidable fraudulent conveyance on the part of Bayer;
               (vii) is made to an assignee that is, and will be after giving effect to the relevant assignment, Solvent; and
               (viii) is made to an assignee that is not subject to any order, decree or petition providing for (A) the winding-up or liquidation of such Person, (B) the appointment of a receiver over the whole or part of the assets of such Person or (C) the bankruptcy or administration of such Person.
          (d) Notwithstanding subsection (a) above, Maxygen and Holdings may together assign just their rights to the Compound Fee, if any, under Section 2.6 as an entirety to any Person if (i) Maxygen and Holdings have given fifteen (15) days prior written notice of such assignment to Bayer and (ii) such assignment constitutes a Qualified Maxygen Assignment.
     For the purposes of this Agreement, a “Qualified Maxygen Assignment” means any transaction that:
               (i) is made in compliance with Applicable Law, including securities, tax and corporation laws;
               (ii) does not increase Bayer’s obligations or liabilities under this Agreement, or create any additional obligations or liabilities of Bayer or its Affiliates, including imposing any Tax withholding or other Tax obligations on Bayer (other than a de minimis increase in obligations or liabilities);
               (iii) includes the assignee’s written acknowledgement and acceptance of all of the conditions to payment of any Compound Fee under Section 2.6;

               (iv) includes the assignee’s written agreement not to further assign any of its rights or obligations under this Agreement except to the extent that such further assignment meets the definition of a Qualified Maxygen Assignment and the other conditions set forth in this paragraph (d);
               (v) would not cause this Agreement or the consummation of the transactions contemplated hereunder to being void or voidable;
               (vi) would not constitute a voidable fraudulent conveyance on the part of Maxygen or Holdings;
               (vii) falls within one or more of the categories of transactions identified in Schedule 14.2(d)(vii); and
               (viii) if made to an assignee that is subject to any order, decree or petition providing for (A) the winding-up or liquidation of such Person, (B) the appointment of a receiver over the whole or part of the assets of such Person or (C) the bankruptcy or administration of such Person, then Bayer shall be provided evidence from the appropriate Governmental Authority as to the appropriate party to receive any applicable Compound Fee.
          (e) Notwithstanding subsections (a) through (d) above, (i) Bayer may assign all of its rights, interests and obligations under this Agreement and such assignment shall relieve Bayer of all of its obligations under this Agreement, including its obligation to pay any Compound Fee hereunder, with the consent of Maxygen and Holdings; and (ii) Maxygen and Holdings may together assign just their rights to the Compound Fee, if any, under Section 2.6 as an entirety with the consent of Bayer.
          (f) Notwithstanding subsections (a) through (e) above, (i) each of Maxygen, Holdings and Bayer, may at any time assign its rights, interests and obligations provided for hereunder to any Person by merger without the consent of any other Party or (ii) Holdings may assign its rights, interests and obligations to Maxygen in connection with the liquidation or winding up of Holdings without the consent of Bayer.
     14.3 Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the legal representatives, administrators, successors and permitted assigns of the Parties hereto.
     14.4 Choice of Law. This Agreement shall be deemed to have been made under, and shall be construed and interpreted in accordance with, the laws of the State of New York. No conflict-of-laws rule or law that might refer such construction and interpretation to the laws of another state, republic, or country shall be considered. The application of the United Nations Conventions on Contracts for the International Sale of Goods dated 11 April 1980 shall be excluded.
     14.5 Venue. Any legal proceeding brought by a Party hereto against the other Party that relates to this Agreement, or the performance or breach hereof, shall be brought before a court (a federal court if federal jurisdiction exists) located in Wilmington, Delaware. Each Party hereby consents to the personal and subject matter jurisdiction of such courts.

     14.6 Severability. All Parties hereby agree that no Party intends to violate any Applicable Law and that if any word, sentence, paragraph or clause or combination thereof contained in this Agreement is found by a court or executive body with judicial powers having jurisdiction over this Agreement or any of its Parties hereto, in a final unappealed order to be in violation of any such provision in any country or community or association of countries, such words, sentences, paragraphs or clauses or combination shall be inoperative in such country or community or association of countries, and the remainder of this Agreement shall remain binding upon the Parties hereto.
     14.7 Entire Agreement. The terms and conditions herein contained, including all the schedules hereto, and all the agreements referenced herein, executed contemporaneously herewith or contemplated by any of such agreements constitute the entire agreement between the Parties and supersede all previous communications whether oral or written between the Parties with respect to the subject matters hereof, and no previous agreement or understanding varying or extending the same shall be binding upon any Party.
     14.8 No Waiver. The Parties covenant and agree that if any Party fails or neglects for any reason to take advantage of any of the terms provided for in this Agreement any such failure or neglect by such Party shall not be a waiver or be deemed or be construed to be a waiver of any term of this Agreement subsequently arising, or as a waiver of any of the terms, covenants or conditions of this Agreement or of the performance thereof. None of the terms, covenants and conditions of this Agreement may be waived by any Party except by its written consent.
     14.9 Amendments. No amendment or modification to this Agreement shall be effective unless it is in writing and signed by duly authorized representatives of all Parties.
     14.10 Notice. Any notices, payments, statements, reports and other communications under this Agreement shall be in writing and shall be deemed to have been received (i) when personally delivered, (ii) five (5) days after mailing if mailed by first-class certified mail, postage paid and deposited in the United States mail, (iii) as of the Business Day after the date dispatched if sent by public overnight courier (e.g., Federal Express) or (iv) or as otherwise agreed upon in writing by the Parties, and addressed as follows:

If for Maxygen, Holdings or ApS:	If for Bayer:

Maxygen, Inc.	Bayer HealthCare LLC
515 Galveston Drive	800 Dwight Way
Redwood City, California 94063	Berkeley, CA 94710
U.S.A.	U.S.A.
Attn: Chief Executive Officer	Attn: Legal Department
Telephone: (650) 298-5300	Telephone: (510) 705-5388
Facsimile: (650) 364-2715	Facsimile: (510) 705-7904

With copy to:

Maxygen, Inc.	Fulbright & Jaworski L.L.P.
515 Galveston Drive	801 Pennsylvania Ave. NW
Redwood City, California 94063	Washington, D.C. 20004
U.S.A.	U.S.A.
Attn: General Counsel	Attn: Marilyn Mooney
Telephone: (650) 298-5300	Telephone: (202) 662-0200
Facsimile: (650) 298-5803	Facsimile: (202) 662-4643
     Any Party may change its official address upon written notice to the other Parties, in accordance with this Section 14.10.
     14.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A Party’s signature may be transmitted by facsimile, thereby constituting a signed and delivered document.
     14.12 Headings. The headings contained in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.
     14.13 Informed Review. Each Party acknowledges that it and its counsel have received and reviewed this Agreement and that normal rules of construction, to the effect that ambiguities are to be resolved against the drafting Party, shall not apply to this Agreement or to any amendments, modifications, exhibits or attachments to this Agreement.
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     IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement in multiple originals by their duly authorized officers and representatives on the respective dates shown below but effective as of the Closing Date.

MAXYGEN, INC.		BAYER HEALTHCARE LLC

By:	/s/ Russell J. Howard	By:	/s/ Hans Bishop

Name:	Russell J. Howard	Name:	Hans Bishop

Title:	Chief Executive Officer	Title:	Executive Vice President

Date:	June 27, 2008 executed	Date:	June 28, 2008 executed

	July 1, 2008 delivered		July 1, 2008 delivered

Location:	Redwood City, CA	Location:	New York

MAXYGEN HOLDINGS LTD. (Cayman Islands), executed as a deed

By:	/s/ John Borkholder

Name:	John Borkholder

Title:	Secretary

Date:	June 30, 2008 executed

July 1, 2008 delivered

Location:	Vancouver, Canada

MAXYGEN ApS (Demark):

By:	/s/ Lawrence W. Briscoe

Name:	Lawrence W. Briscoe

Title:	Director

Date:	June 30, 2008 executed

July 1, 2008 delivered

Location:	Redwood City, CA

The following schedules to the Technology Transfer Agreement have been omitted from this Exhibit 2.1. The registrant agrees to furnish supplementally a copy of any such omitted schedule to the Commission upon request.

Schedule 1.10	Assigned Third Party Agreements

Schedule 1.11	Assignment and Assumption Agreements

Schedule 1.14	Backup Compounds

Schedule 1.22	Bills of Sale

Schedule 1.50	Field

Schedule 1.61	Intellectual Property Cross License

Schedule 1.62	Exclusions from Inventory

Schedule 1.64	Knowledge

Schedule 1.66	Lead Compound

Schedule 1.104	Legal Opinion Letters

Schedule 1.109	Scheduled Inventory

Schedule 1.113	Sublicensed Third Party Agreements

Schedule 2.1	Maxygen Entity, Acquired Asset and Purchase Price Allocation

Schedule 2.6(c)	Cost of Goods Sold

Schedule 3.1	Qualified Corporate Transactions to which the Covenant on Excluded Activities Applies

Schedule 4.1(b)	Restrictions on Transaction

Schedule 4.1(c)	Governmental Approvals for Transaction and Consents

Schedule 4.1(d)	Governmental Approvals for Compounds

Schedule 4.1(e)	Suits

Schedule 4.1(f)	Acquired Books and Records on Maxygen’s System

Schedule 4.1(g)	Patent Rights

Schedule 4.1(h)	Third Party Patents

Schedule 4.1(i)	Assigned Third Party Agreements and Sublicensed Third Party Agreements

Schedule 4.1(n)	Roche Agreement

Schedule 4.1(p)	Third Party Rights to Acquired Assets

Schedule 4.1(s)	Pending Publications

Schedule 4.1(v)	Exceptions for Reports Filed with Regulatory Agencies

Schedule 4.1(w)	Regulatory Filings for Clinical Trials of Compounds

Schedule 4.1(x)	Compounds in Clinical Development and Clinical Trials of Compounds

Schedule 4.1(y)	Governmental Notices

Schedule 4.1(z)	Exceptions to Good Manufacturing Practices

Schedule 4.1(aa)	Compounds

Schedule 4.1(bb)	Exceptions for Governmental Authority Filings

Schedule 4.1(cc)	Tax Disputes

Schedule 4.1(dd)	Broker Fees and Commissions

Schedule 4.2(i)	Information Provided by Bayer Related to Approval of Governmental Authorities

Schedule 4.4(d)(ii)(a)	Laboratory Notebooks

Schedule 4.4(d)(ii)(b)	Retained Books and Records

Schedule 4.4(d)(ii)(c)	Required Retention Periods for Acquired Books and Records

Schedule 4.4(d)(iii)	Mixed-Use Notebooks

Exhibit 7.1(a)	Transition Plan

Schedule 7.1(b)	Maxygen Fulltime Employee Equivalents

Schedule 14.2(d)(viii)	Identified Assignment Transactions